Exhibit 10.102

EQUITY INTEREST PURCHASE AGREEMENT

dated as of May 7, 2012

by and among

PENN NATIONAL GAMING, INC.,

as Buyer

HARRAH’S MARYLAND HEIGHTS, LLC,

as the Company

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.,

HARRAH’S MARYLAND HEIGHTS OPERATING COMPANY, AND

PLAYERS MARYLAND HEIGHTS NEVADA, LLC

together, as Sellers

and

CAESARS ENTERTAINMENT CORPORATION,

as Parent

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EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Trademark Assignment Agreement

Exhibit D	Form of Deposit Escrow Agreement

Exhibit E	Form of Customer List

Exhibit F	Form of Assignment of Equity Interests

SCHEDULES

Schedule A	Rebranding Plan

Schedule B	Calculation of Net Working Capital

Schedule C	Calculation of Tray Ledger and Markers

v

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2012 (the “Effective Date”), by and among Penn National Gaming, Inc., a Pennsylvania corporation (“Buyer”), Caesars Entertainment Corporation, a Delaware corporation (“Parent”), Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), Harrah’s Maryland Heights Operating Company, a Nevada corporation (“HMHO”), Players Maryland Heights Nevada, LLC, a Nevada limited liability company (“PMHN”, together with CEOC and HMHO, “Sellers”), and Harrah’s Maryland Heights, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 14.1.

WHEREAS, Sellers are the beneficial and record owners of all of the issued and outstanding membership interests of the Company (the “Equity Interests”);

WHEREAS, the Board of Directors of Parent believes that it is in the best interests of the Company, Sellers and Sellers’ members and stockholders to sell all of the Equity Interests; and

WHEREAS, Buyer desires to acquire from Sellers and Sellers desire to sell to Buyer, all of Sellers’ right, title and interest in and to the issued and outstanding Equity Interests on the terms and subject to the conditions set forth herein, after which the Company shall become a wholly-owned subsidiary of Buyer.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.

PURCHASE AND SALE OF EQUITY INTERESTS

Section 1.1 Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell and Buyer shall purchase from Sellers, the Equity Interests free and clear of all Liens and Encumbrances other than Permitted Liens and Permitted Encumbrances. As a result of Buyer’s acquisition of the Equity Interests, Buyer shall indirectly acquire all of the Company’s right, title and interest in, and under those certain rights and assets set forth below, free and clear of all Liens and Encumbrances other than Permitted Liens and Permitted Encumbrances, but excluding the Excluded Assets (the “Purchased Assets”):

(a) the Real Property;

(b) subject to Section 1.4, the Assumed Contracts;

(c) the Acquired Personal Property;

(d) Intentionally Omitted;

(e) the Tray Ledger (pursuant to Section 4.2(a));

(f) the Markers (pursuant to Section 4.2(b));

(g) Intentionally omitted.

(h) the Transferred Marks and Domain Names, the Other Transferred Registered IP, and the other Intellectual Property listed on Section 1.1(h) of the Company Disclosure Letter (collectively, the “Transferred Intellectual Property”);

(i) the organizational documents, minute and stock books and records, and corporate seals of the Company;

(j) (i) all corporate records of the Company, (ii) all other books and records of the Company relating exclusively to the Business (except (A) to the extent related to the Excluded Liabilities, the Excluded Assets or otherwise proprietary to Sellers or their Affiliates (other than the Company) and (B) the Customer Database), including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits in the Company’s possession or control, (iii) all plans and specifications for the Casino in the Company’s possession or control and (iv) all human resources and other employee-related files and records relating to the Transferred Employees, except to the extent prohibited by Law; provided, however, Sellers may retain archival copies of all books, files and records as set forth in Section 1.3;

(k) the Customer List;

(l) the Company Permits, Governmental Approvals and Gaming Approvals exclusively related to the Casino, and pending applications therefor, to the extent transferable by Law;

(m) all current assets reflected in the Final Closing Net Working Capital, including Gift Certificates and Accounts Receivable;

(n) all bookings, contracts, or reservations for the use or occupancy of guest rooms and/or meeting and banquet facilities of the Casino which use or occupancy is scheduled to occur on or after the Closing Date;

(o) all advertising, marketing and promotional materials exclusively used or held for use in the Business and to the extent such materials do not include any System Marks and other than the Harrah’s Branded Paraphernalia;

(p) all landline telephone numbers used at the Casino on the Closing Date;

(q) all rights, claims, rebates, discounts and credits (including all guarantees, indemnities, warranties and similar rights), performance or other bonds, security or other deposits, advance payments and prepaid rents in favor of the Company to the extent relating exclusively to (i) the Business as of the Closing Date, (ii) the Purchased Assets, or (iii) the Assumed Liabilities;

(r) all goodwill associated with the Business;

(s) all refunds or rebates of Taxes to which Buyer is entitled under Section 12.9(g);

(t) the Rewards Information;

(u) any and all insurance proceeds, condemnation awards or other compensation awards for loss or damage to any Purchased Assets, the Real Property and the Business to the extent occurring after the date hereof but prior to the Closing Date, and all right and claim of Sellers and the Company or any of their respective Affiliates to any such insurance or other compensation not paid by the Closing Date; and

(v) all other assets and properties of the Company exclusively used or held for use in connection with the Business.

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, immediately prior to the Closing, the Company shall assign to Sellers (or their designee) and Sellers (or their designee) shall obtain the right, title and interest in and to each and all of the following assets of the Company (the “Excluded Assets”):

(a) the Excluded Contracts;

(b) any rights, claims and credits (including all guarantees, indemnities, warranties and similar rights) in favor of the Company to the extent relating to (i) any excluded assets set forth in this Section 1.2, (ii) any Excluded Liability or (iii) the operation of the Business prior to the Closing Date, in the case of clause (iii), other than those that are specifically Purchased Assets under Section 1.1;

(c) the Markers listed on Section 1.2(c) of the Company Disclosure Letter;

(d) except for the Tray Ledger and the Markers (other than those Markers listed on Section 1.2(c) of the Company Disclosure Letter) (all of which are part of the Purchased Assets but shall be purchased in accordance with Section 4.2 hereof), and except for the Front Money which shall be treated as set forth in Section 9.11(d) hereof, all chips or tokens of other casinos, cash, cash equivalents, bank deposits or similar cash items of Sellers, the Company or Sellers’ Affiliates held at the Casino as of the Closing to the extent not reflected in the Final Closing Net Working Capital;

(e) all refunds or rebates of Taxes to which Sellers are entitled under Section 12.9(g);

(f) all of the human resources and other employee-related files and records, other than such files and records relating exclusively to the Transferred Employees (which files and records Sellers may retain an archival copy of, to the extent permitted by Law);

(g) the Excluded Personal Property;

(h) the Excluded Software;

(i) all indebtedness, accounts payable, or other obligations owed to the Company by any Seller or any of their Affiliates;

(j) without limitation to Buyer’s rights pursuant to Sections 1.1(k) and 1.1(t), the Customer Database;

(k) all data, files and other materials located on any storage device (including personal computers and servers) located at the Real Property (other than the books and records described in Section 1.1(j) hereof);

(l) without limitation to Buyer’s rights pursuant to Sections 1.1(k) and 1.1(t), the Total Rewards Program and any other player loyalty or rewards program of Sellers or their Affiliates and all customer related data;

(m) any assets set forth on Section 1.2(m) of the Company Disclosure Letter;

(n) the Company Benefit Plans;

(o) the Company Insurance Policies (except as provided in Section 9.15);

(p) the System Marks;

(q) the Harrah’s Branded Paraphernalia; and

(r) all other assets and properties of the Company not exclusively used or held for use in connection with the Business.

Section 1.3 Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, Sellers and their Affiliates may retain and use, at their own expense, archival copies of all of the Assumed Contracts, books, records and other documents or materials conveyed hereunder, in each case, which (a) are used in connection with Sellers’ or any of their Affiliates’ businesses other than the Business or (b) if Sellers, in good faith, determine that Sellers are reasonably likely to need access to, in connection with the preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation (including any Tax audit or examination) against or by Sellers, the Company or any of its Affiliates pending or threatened as of the Closing Date; provided, that Sellers shall, and shall cause their Affiliates to, hold such documents or materials relating to the Business, and all confidential or proprietary information contained therein, confidential pursuant to Section 9.5(b).

Section 1.4 Assignability and Consents.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the attempted or actual conveyance, assignment or transfer to Sellers (or their designee) of any Excluded Assets is non-assignable or non-transferrable, by its terms, without the consent of a third party (each, a “Non-Assignable Excluded Asset”), then Sellers and Buyer shall each use their reasonable best efforts to obtain the authorization, approval, consent or waiver of such other party to the assignment of any such Non-Assignable Excluded Asset. Notwithstanding the foregoing, in no event shall the failure to obtain a consent with respect to a Non-Assignable Excluded Asset delay or otherwise impede the Closing, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Excluded Asset, and this Agreement shall not constitute a conveyance, assignment, transfer or delivery of any such Non-Assignable Excluded Asset unless and until such authorization, approval, consent or waiver is obtained. The parties shall enter into a commercially reasonable arrangement to provide that Sellers shall receive the interest of the Company in the benefits and obligations under such Non-Assignable Excluded Asset, and Sellers shall be liable to the Company in a fashion equivalent to what Sellers’ Liabilities would be under the Non-Assignable Excluded Asset if it were assigned, until such time as such third party authorization, approval, consent or waiver shall have been obtained, and such arrangement shall include performance by the Company as an agent of Sellers to the extent commercially reasonable. Provided that Sellers are liable for all Liabilities related to a Non-Assignable Excluded Asset that Sellers would otherwise be liable for under this Agreement if such Non-Assignable Excluded Asset constituted an Excluded Asset, Buyer shall, and shall cause the Company to, promptly pay over to Sellers (or their designee) the net amount (after expenses and Taxes) of all payments received by it in respect of such Non-Assignable Excluded Asset. In the event that the Company acts as Sellers’ agent or is otherwise required to act to fulfill obligations related to a Non-Assignable Excluded Asset pursuant to this Section 1.4(a), Sellers shall assist and fully cooperate with Buyer and the Company in fulfilling such obligations.

(b) Once authorization, approval or waiver of or consent for the conveyance, assignment or transfer of any such Non-Assignable Excluded Asset is obtained, such Non-Assignable Excluded Asset shall be conveyed, assigned, transferred and delivered to Sellers (or their designee) without any further action by the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall assume all Liabilities in respect of any Non-Assignable Excluded Asset that Sellers would otherwise assume under this Agreement if such Non-Assignable Excluded Asset constituted an Excluded Asset if it is receiving the benefits thereof; provided, further, that Sellers shall also be liable to the Company for performing its obligations under the arrangements described in Section 1.4(c) hereof.

(c) Buyer understands and agrees that it is solely Buyer’s responsibility to obtain any and all operating agreements (other than the Assumed Contracts) necessary to conduct the Business from and after the Closing Date, including replacement software license agreements for the software which will replace the Excluded Software. Subject to the terms hereof, Buyer shall also be responsible for obtaining new licenses and permits for the operation of the Business from and after the Closing. Except as set forth in Section 1.1(l) hereof, no licenses or permits will be transferred by Sellers in connection with the sale of the Equity Interests.

Section 1.5 Removal of Excluded Assets. All items located at the Real Property that constitute Excluded Assets may be removed on or prior to the Closing Date and within ninety (90) days after the Closing Date (the “Removal Period”) by Sellers, their Affiliates or their respective Representatives, with the removing party making any repairs necessary as a result of any damage caused during such removal, but without any obligation on the part of Sellers, their Affiliates or any removing party to replace any item so removed. Buyer will provide Sellers, their Affiliates and their respective Representatives with reasonable access to the Real Property to effect such removal, at reasonable times within the Removal Period and after at least one (1) business day’s prior notice to Buyer, and Sellers will use reasonable efforts to minimize disruption to Buyer’s operations. Buyer, at its option, will have the right to have a Representative present during any such removal activity. Sellers recognize that Buyer will be replacing Excluded Software and that Buyer desires that its replacement software will be operational as of the Closing. Sellers agree to, and to cause the Company to, cooperate reasonably with Buyer in effecting the transition from Excluded Software to replacement software, by allowing Buyer access to the Real Property to install the replacement software; provided that: (a) there shall be no material interference with the Business before the Closing; (b) Sellers shall be reimbursed for any reasonable out-of-pocket costs incurred by the Company in connection with such cooperation; and (c) if Sellers or the Company shall be required to reveal proprietary information of Sellers or their Affiliates to Buyer in connection with such cooperation, then Sellers or the Company will, at Sellers’ option, either (i) not de-install third party Excluded Software that is now installed on personal computers that are included in the Acquired Personal Property (unless required to do so by Law or by agreement with the provider of the Excluded Software) and Buyer agrees that Buyer will either obtain new licenses for such Excluded Software or cease to use such Excluded Software following the Closing, or (ii) de-install third party Excluded Software that is now installed on personal computers included in the Acquired Personal Property. Buyer’s agreement pursuant to this Section 1.5 shall survive the Closing and shall be covered by Buyer’s indemnification obligations in ARTICLE XII hereof and enforceable by Sellers by any means available at Law or equity, including injunctive relief, which Buyer hereby agrees is an appropriate remedy. If Sellers do not remove all of the Excluded Assets located at the Real Property within the Removal Period, then Buyer may dispose of or retain any such remaining Excluded Assets.

ARTICLE II.

TREATMENT OF LIABILITIES

Section 2.1 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall retain and be solely responsible for, and as a result of Buyer’s acquisition of the Equity Interests Buyer shall indirectly assume, only the Liabilities of the Company set forth in this Section 2.1, other than the Excluded Liabilities (collectively the “Assumed Liabilities”):

(a) all Liabilities relating to the Purchased Assets or the Business, including all Liabilities, burdens and obligations arising in respect to any Assumed Contracts, accruing, arising out of, or relating to events, occurrences, pending or threatened litigation, acts, omissions and claims happening from and after the Closing;

(b) all Liabilities for replacement of, or refund for, damaged, defective or returned goods relating to the Purchased Assets from and after the Closing, including items purchased in a gift shop or similar facility at the Casino from and after the Closing, but not including any pending product liability or litigation claims relating to the sale of any goods happening prior to the Closing;

(c) all Liabilities with respect to entertainment and hotel reservations relating to the Casino (to the extent reflected in the Final Closing Net Working Capital) from and after the Closing;

(d) all Liabilities for (i) Taxes arising out of or relating to the ownership of the Company or the Purchased Assets after the Closing Date and (ii) Transfer Taxes that are the responsibility of Buyer pursuant to Section 9.9(a), in each case other than any Excluded Taxes (it being agreed and understood that this clause (d) is the only clause of Section 2.1 that applies to Taxes);

(e) any Liabilities relating to the employment of the Transferred Employees by Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries) solely to the extent accruing, arising out of, or relating to events, occurrences, acts, omissions and claims happening after the Closing (for the avoidance of doubt, including any Liabilities relating to the termination of any Transferred Employee from and after the Closing);

(f) all current Liabilities reflected in the Final Closing Net Working Capital, including the Progressive Liabilities and the Customer Deposits;

(g) any Liabilities assumed by Buyer pursuant to Section 9.4(f) hereof;

(h) without limiting the rights and obligations of the parties set forth in ARTICLE XII hereof, all Liabilities under Environmental Laws, including Environmental Liabilities relating to, resulting from, caused by or arising out of ownership, operation or control of the Real Property or the other Purchased Assets, arising before or after the Closing Date, and any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Real Property or the other Purchased Assets;

(i) all of the Company’s gaming chips and tokens with respect to the Business, which are branded with the name, design, logo or other similar indicia of the Casino, that are in circulation as of the Closing (collectively, the “Chips and Tokens”); and

(j) any items set forth on Section 2.1 of the Company Disclosure Letter.

Section 2.2 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, immediately prior to the Closing, the Company shall assign and

Sellers shall assume, and from and after such time Sellers shall be responsible for, only the following Liabilities of the Company (“Excluded Liabilities”):

(a) except as specifically listed in Section 2.1, all Liabilities relating to any Purchased Assets or the Business accruing, arising out of, or relating to events, occurrences, pending or threatened litigation, acts, omissions and claims happening or existing prior to the Closing, including all Liabilities arising from any breach of any Assumed Contract by Sellers or the Company on or prior to the Closing;

(b) any Liabilities for any Excluded Taxes;

(c) any Liabilities relating to the Transferred Employees accruing, arising out of, or relating to events, occurrences, pending or threatened litigation, acts, omissions and claims happening or existing prior to the Closing and any Liabilities arising out of or relating to the employment of any directors, employees or other service providers of Sellers or any of their Affiliates (other than the Transferred Employees), regardless of when arising;

(d) any Liabilities owed to any Seller or any of their Affiliates other than the Company;

(e) any Liability that relates to any Excluded Asset, unless otherwise included in the Final Closing Net Working Capital;

(f) any pending product liability or litigation claims relating to the sale of any goods happening prior to the Closing; and

(g) any Liability of the Company for expenses or fees relating to the preparation, negotiation or entering into of this Agreement, including fees of financial advisors, attorneys, consultants and accountants.

ARTICLE III.

PURCHASE PRICE AND DEPOSIT

Section 3.1 Purchase Price. At the Closing, as consideration for the Equity Interests, Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by Sellers a cash payment equal to the sum of (a) six hundred ten million dollars ($610,000,000) (the “Purchase Price”) plus (b) the Estimated Closing Payment (which can be a positive or negative number) plus (c) the Estimated Operations Payment. The Purchase Price, together with the Estimated Closing Payment and the Estimated Operations Payment is the “Closing Payment.”

Section 3.2 Deposit. On the date hereof, Buyer shall deposit nine million one-hundred fifty thousand dollars ($9,150,000) (the “Deposit”) with Deutsche Bank National Trust Company (the “Escrow Agent”) pursuant to an escrow agreement in substantially the form attached hereto as Exhibit D (the “Deposit Escrow Agreement”) executed and delivered by Parent, Buyer and the Escrow Agent on the Effective Date; provided, further that for each two-month period by which the Outside Date is extended by Parent or Buyer pursuant to Section 5.1(b)(ii), Buyer shall, subject to Section 5.1(b)(iii), deposit an additional nine million one-hundred fifty thousand dollars ($9,150,000) (each, an “Extension Deposit”) with the Escrow Agent pursuant to the Deposit Escrow Agreement promptly and in any event within three (3) business days of such extension. Upon the Closing, the Deposit and any Extension Deposit, plus the interest accrued thereon shall be credited against the Purchase Price and the parties shall instruct the Escrow Agent to promptly release and pay the Deposit and any Extension Deposit, plus the interest accrued thereon to Parent (or its designee) pursuant to the terms of the Deposit Escrow Agreement. Upon the termination of this Agreement, the parties shall instruct the Escrow Agent to promptly release and pay the Deposit and any Extension Deposit, plus the interest accrued thereon to Buyer or Parent, as applicable, pursuant to Section 11.2(c) hereof and the terms of the Deposit Escrow Agreement. In the event of any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary, which written agreement acknowledges and expressly amends this Section 3.2.

Section 3.3 Allocation of Purchase Price. For federal income Tax and applicable state and local Tax Purposes, Buyer and Sellers hereby agree to treat (and to cause their respective Affiliates to treat) the purchase and sale of Equity Interests pursuant to this Agreement in accordance with Revenue Ruling 99-6 (Situation 2). No more than thirty (30) days after the Determination Date, Buyer shall prepare and deliver to Sellers a written statement setting forth the allocation of the purchase price (as determined for federal income tax purposes, taking into account any additional amounts payable pursuant to Section 4.3 and any assumed liabilities that are required to be treated as part of the purchase price for federal income tax purposes) among the Purchased Assets (and any other assets that are considered to be acquired for federal income tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). Buyer and Sellers shall endeavor in good faith to agree on the Purchase Price Allocation. If Buyer and Sellers have not agreed on the Purchase Price Allocation within sixty (60) days following the Determination Date, then any disputed matter(s) will be finally and conclusively resolved by an independent accounting firm of recognized national standing reasonably acceptable to Buyer and Sellers with no existing relationship with either party (the “Auditor”) in accordance with this Agreement, as promptly as practicable, and such resolution(s) will be reflected on the Purchase Price Allocation, provided that the resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of Sellers or Buyer. Buyer and Sellers shall each use its reasonable best efforts to furnish to the Auditor such work papers and other documents and information pertaining to the disputed item as the Auditor may request. Sellers and Buyer shall bear their own expenses in the preparation and review of the Purchase Price Allocation, except that the fees and expenses of the Auditor shall be borne equally by Buyer on the one hand and Sellers on the other hand. Buyer and Sellers shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Purchase Price Allocation, and shall not take any position inconsistent with the Purchase Price Allocation or agree to any proposed adjustment to the Purchase Price Allocation by any Governmental Entity, without first giving the other parties prior written notice and an opportunity to confer regarding such adjustment; provided, however, that the Purchase Price Allocation shall be adjusted by any other amounts paid under this Agreement following the

Determination Date that affect the purchase price for federal income tax purposes; and provided, further, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Purchase Price Allocation, or require Buyer or Sellers to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Purchase Price Allocation.

Section 3.4 Risk of Loss. Subject to Section 9.15 hereof, until the Closing, Sellers shall bear the risk of any loss or damage to the Company, including the Purchased Assets, from condemnation, fire, casualty or any other occurrence. Following the Closing, Buyer shall bear the risk of any loss or damage to the Company, including the Purchased Assets, from condemnation, fire, casualty or any other occurrence.

Section 3.5 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to Sellers or any other Person such amounts as are required to be deducted or withheld under the Code, or any provision of applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers or such other Person in respect of which such deduction and withholding were made.

ARTICLE IV.

WORKING CAPITAL ADJUSTMENT AND OTHER ADJUSTMENTS

Section 4.1 Estimated Closing Statement. No less than five (5) business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written closing statement (the “Estimated Closing Statement”) of the Estimated Closing Net Working Capital, including the resulting Estimated Closing Net Working Capital Overage (if any) or Estimated Closing Net Working Capital Shortage (if any), and the proration amounts pursuant to Section 4.6 (to the extent not already reflected in the Estimated Closing Net Working Capital), which Estimated Closing Statement shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of Net Working Capital set forth on Schedule B. Any amounts determined to be due and owing to Sellers pursuant to the Estimated Closing Statement shall be paid by Buyer at the Closing pursuant to Section 3.1 hereof (the “Estimated Closing Payment”). Any amounts determined to be due and owing to Buyer by Sellers pursuant to the Estimated Closing Statement shall reduce the Closing Payment payable to Sellers at the Closing pursuant to Section 3.1.

Section 4.2 Estimated Operations Statement. Not less than five (5) business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer an estimated accounting for the Casino as of the Closing Date of each of the items set forth in this Section 4.2 (the “Estimated Operations Statement”), which Estimated Operations Statement shall be prepared in good faith and on a basis consistent with the calculation of the Tray Ledger and Markers set forth on Schedule C. All amounts determined to be due and owing to Sellers by Buyer pursuant to the Estimated Operations Statement shall be paid by Buyer to Sellers at the Closing, pursuant to Section 3.1 hereof (the “Estimated Operations Payment”).

(a) Tray Ledger. Buyer shall purchase the Tray Ledger for the Casino at the face amount of such Tray Ledger as set forth in the Estimated Operations Statement.

(b) Markers. Buyer shall purchase the Markers for the Casino from Sellers at the face amount of such Markers as set forth in the Estimated Operations Statement.

(c) House Funds. Buyer and Sellers shall mutually agree upon a procedure consistent with the counting of House Funds in the Ordinary Course of Business and in accordance with applicable Laws for counting and determining all House Funds as of the Closing, with such amount being included in the Calculation of the Estimated Closing Net Working Capital. Buyer shall have no obligation to purchase chips or tokens of other casinos, all of which shall be retained by Sellers and are Excluded Assets.

Section 4.3 Final Adjustments.

(a) No more than ninety (90) days after the Closing Date, Sellers shall prepare and deliver to Buyer a written statement (the “Final Closing Statement”) of the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), and including a detailed breakdown of the various amounts of each component of Net Working Capital, and the proration amounts pursuant to Section 4.6 (to the extent not already reflected in the Estimated Closing Net Working Capital), which Final Closing Statement shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of Net Working Capital set forth on Schedule B. Any such amounts determined pursuant to the Final Closing Statement shall be paid to either Sellers or Buyer pursuant to Section 4.3(d) hereof (the “Final Closing Payment”).

(b) No more than ten (10) business days after the Closing Date, Sellers shall deliver to Buyer a final accounting as of the Closing of each of the items set forth in Section 4.2 hereof (the “Final Operations Statement”), which Final Operations Statement shall be prepared in good faith and on a basis consistent with the calculation of the Tray Ledger and Markers set forth on Schedule C. Any such amounts determined pursuant to the Final Operations Statement shall be paid to either Sellers or Buyer, as applicable, pursuant to Section 4.3(d) hereof (the “Final Operations Payment”).

(c) If Buyer disagrees with the calculation of any amounts on the Final Closing Statement and/or the Final Operations Statement (collectively, the “Final Statements”), Buyer shall, within twenty (20) business days after its receipt of the applicable Final Statement, notify Sellers of such disagreement in writing, setting forth in detail the particulars of such disagreement. Sellers will provide Buyer reasonable access to any of Sellers’ records and relevant employees not otherwise available to Buyer as a result of the transactions contemplated hereby, to the extent reasonably related to Buyer’s review of the Final Statements. If Buyer does not provide such notice of disagreement within the twenty (20) business day period, Buyer shall be deemed to have accepted the applicable Final Statement and the calculation of all amounts set forth thereon, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or its Affiliates. If any such notice of disagreement is timely provided, Buyer and Sellers shall use reasonable best efforts for a period of five (5)

business days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all amounts set forth on the applicable Final Statement. If, at the end of such period, the parties are unable to fully resolve the disagreements, the Auditor shall resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the applicable Final Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, to Sellers and Buyer its determination in writing. The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of Sellers or Buyer. Sellers and Buyer shall bear their own expenses in the preparation and review of the Estimated Closing Statement, Final Closing Statement, Estimated Operations Statement and Final Operations Statement, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Sellers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, Sellers or their respective Affiliates. Any dispute with respect to the Final Statements will not affect any undisputed amounts in the Final Statements or the related payments contemplated by Section 4.3(d) hereof. The date on which an amount set forth on a Final Statement is finally determined in accordance with this Section 4.3(c) is hereinafter referred to as the “Determination Date.”

(d) Any amounts determined to be due and owing to Sellers from Buyer or to Buyer from Sellers, as applicable, pursuant to this Section 4.3 shall be paid by Sellers to Buyer or by Buyer to Sellers, as applicable, within two (2) business days after the applicable Determination Date.

Section 4.4 Accounts Receivable; Accounts Payable; Deposits.

(a) Accounts Receivable. After the Closing, Parent and Sellers shall promptly deliver to Buyer any cash, checks or other property that they or any of their Affiliates receive to the extent relating to the Accounts Receivable of the Business included in the Final Closing Net Working Capital. After the Closing, Buyer shall promptly deliver to Sellers any cash, checks or other property that Buyer or its Affiliates receive to the extent relating to any Accounts Receivable existing as of the Closing Date and not included in the Final Closing Net Working Capital. Neither party nor their Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor their Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

(b) Accounts Payable. Each party and their Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party. Should either party discover it has paid an accounts payable belonging to the other party, then Buyer or Sellers, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

(c) Customer Deposits. Customer Deposits received by the Company relating to rooms, services and/or events relating to the period from and after the Closing shall be retained by the Company at the Closing and included in the calculation of the Final Closing Net Working Capital. Sellers shall not have further liability or responsibility after Closing with respect to any Customer Deposits relating to the period from and after the Closing and Sellers and their Affiliates shall be entitled to retain Customer Deposits to the extent of rooms and/or services furnished by Sellers prior to the Closing. “Customer Deposits” include all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) and Front Money.

Section 4.5 Corrective Actions. If, after the Closing, Sellers and Buyer determine that Sellers have transferred to Buyer, directly or indirectly, any assets or Liabilities that, pursuant to the terms of this Agreement, constitute Excluded Assets or Excluded Liabilities, or Sellers have retained any assets or Liabilities that, pursuant to the terms of this Agreement, constitute Purchased Assets or Assumed Liabilities, then such assets or Liabilities shall be returned or transferred, as applicable, for no additional payment, and the other party shall be obliged to accept such return or transfer.

Section 4.6 Prorations. The prorations relating to the Purchased Assets and the ownership and operation of the Business set forth in this Section 4.6 will be made as of the Closing. The prorations shall be estimated and prepared by Sellers and included in the Estimated Closing Statement and the Final Closing Statement delivered to Buyer pursuant to Section 4.1 and Section 4.3, respectively (in each case to the extent not already reflected in the Estimated Closing Net Working Capital).

(a) Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time paid by Sellers and charges thereafter paid by Buyer. Prepaid utility charges shall be adjusted on the Estimated Closing Statement and Final Closing Statement. Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and Sellers as of the Closing. Sellers or Buyer, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such receiving party shall pay its pro-rata share of such charges to the submitting party within seven (7) days from the date of any such submission (to the extent not already reflected in the Estimated Closing Net Working Capital).

(b) All income and expenses pursuant to the Assumed Contracts will be prorated between Buyer and Sellers as of the Closing Date on the Estimated Closing Statement and Final Closing Statement. Sellers shall receive a credit on the Estimated Closing Statement and Final Closing Statement for (i) the amount of any prepaid rents related to periods from and after the Closing, and (ii) security deposits, or other deposits previously paid by Sellers under the Assumed Contracts, less any such amounts paid to and collected by Sellers under the Assumed Contracts. Any amounts received by Buyer under the Assumed Contracts related to any period prior to the Closing shall be promptly paid to Sellers. Any amounts received by Sellers under the Assumed Contracts related to any period after the Closing shall be promptly paid to Buyer.

Except as otherwise specified in this Section 4.6 or agreed by the parties or with respect to adjustments to the Purchase Price made pursuant to Section 4.3, the net amount of all such prorations will be settled and paid on the Closing Date.

ARTICLE V.

CLOSING

Section 5.1 Time and Place.

(a) Unless this Agreement is earlier terminated pursuant to ARTICLE XI hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Equity Interests (the “Closing”), shall take place promptly (but in no event more than five (5) business days) following the satisfaction or waiver by the applicable party of the conditions set forth in ARTICLE X hereof (other than those conditions to be satisfied or waived at or upon the Closing), at such time and place as is agreed to by the parties (the “Closing Date”), to be effective as of 12:01 a.m. Central Time on the Closing Date.

(b) Notwithstanding the foregoing:

(i) Sellers may postpone the Closing Date as set forth in Section 13.2 hereof;

(ii) the Closing Date shall not be later than the date which is six (6) months after the date of this Agreement (as may be extended pursuant to this Section 5.1, the “Outside Date”), unless extended by Parent or Buyer, one or more times, by a two (2) month period by providing the other with a written notice of an intent to postpone the Closing Date no earlier than ten (10) business days prior to the then-applicable Outside Date and no later than five (5) business days prior to the then-applicable Outside Date (any which extension shall give rise to Buyer’s obligation to pay an Extension Deposit pursuant to Section 3.2); provided, however, that in no event shall the Closing Date be later than the date which is twelve (12) months after the date of this Agreement; and

(iii) notwithstanding anything to the contrary in this Section 5.1(b), if, at the time of delivery of an extension notice pursuant to Section 5.1(b)(ii), (x) Buyer has taken, or agreed to or committed to take (A) any action in breach of Section 9.13, or (B) any action that has materially delayed, or is reasonably likely to materially delay, the receipt of, or materially impact the ability of a party to obtain, any Required Governmental Consent that has not been obtained, or (C) any action that has caused, or is reasonably likely to cause, any Governmental Entity to commence or re-open a Proceeding that would reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date, then the amount of the Extension Deposit payable by Buyer pursuant to Section 3.2 in connection with such extension shall be equal to twenty-three million three-hundred sixty-three thousand dollars ($23,363,000).

Section 5.2 Deliveries at Closing. The following documents will be executed and/or delivered by Buyer, Sellers and/or the Company, as appropriate, at or prior to the Closing:

(a) Bill of Sale for Personal Property. A Bill of Sale and Assignment substantially in the form attached as Exhibit A (the “Bill of Sale and Assignment”), conveying to Sellers (or their designee) all of the Excluded Assets.

(b) Excluded Liabilities. An Assignment and Assumption Agreement substantially in the form attached as Exhibit B (the “Assignment and Assumption Agreement”) to transfer the Excluded Liabilities to Sellers (or their designee), and Sellers agree to execute and deliver such other assumption agreements or other documents required by any Person to effectuate the assumption of the Excluded Liabilities.

(c) FIRPTA Certificate. A duly executed non-foreign person affidavit of each Seller (or, in the case of a Seller that is a disregarded entity, the Person treated as the “transferor” with respect to such Seller within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii)) dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code.

(d) Buyer Certificates. The certificates required by Sections 10.3(a) and (b) hereof.

(e) Sellers Certificates. The certificates required by Sections 10.2(a) and (b) hereof.

(f) Trademark Assignment. The short-form Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C (the “Trademark Assignment Agreement”), conveying certain Transferred Intellectual Property from CLC to the Company.

(g) Equity Interests. An Assignment of Equity Interests substantially in the form attached as Exhibit F (the “Assignment of Equity Interests”), conveying to Buyer (or its designee) all of the Equity Interests, and certificates evidencing the Equity Interests, to the extent the Equity Interests are certificated.

(h) Resignations. Resignations, effective as of the Closing Date, of those officers of the Company as Buyer may request in writing no less than ten (10) days prior to the Closing Date.

(i) Other Documents. Any other documents, instruments or agreements which are reasonably requested that are necessary to consummate the transactions contemplated hereby and have not previously been delivered (including execution and delivery by Sellers to the Title Insurer of customary affidavits and other documentation as to matters of title in a form reasonably acceptable to Sellers and Title Insurer to allow Title Insurer to issue the Endorsement).

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

Parent and Sellers represent and warrant to Buyer that the statements contained in this ARTICLE VI are true and correct as of the date of this Agreement (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date).

Section 6.1 Organization of Parent and Sellers. Parent and Sellers are each duly organized and validly existing under the laws of its state of organization and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Parent and Sellers are each duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to (x) have a material adverse effect on Parent or Sellers or a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. Each Seller is a direct or indirect wholly-owned Subsidiary of Parent.

Section 6.2 Authority; No Conflict; Required Filings and Consents.

(a) Parent and each Seller have all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Parent’s and each Sellers’ execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Parent and Sellers of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Sellers. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Parent and Sellers and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Parent and Sellers, enforceable against Parent and Sellers in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b) The execution and delivery by Parent and each Seller of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by Parent and Sellers of the transactions contemplated hereby and thereby and the compliance by Parent and Sellers with any provisions hereof or thereof will not, (i) conflict with, or result in any violation or breach of, any provision of the organization documents of Parent or Sellers, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which Parent or Sellers are a party or by which Parent or Sellers or the Purchased

Assets may be bound, (iii) result in the creation of any Lien or Encumbrance (other than Permitted Liens and Permitted Encumbrances) on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or Sellers are a party or by which Parent or Sellers or the Purchased Assets may be bound or affected, or (iv) subject to the governmental filings and other matters referred to in Section 7.2(c) hereof, conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Parent or Sellers or the Purchased Assets, except, in the case of clauses (ii), (iii) and (iv), for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which would not, individually or in the aggregate, be reasonably likely to (x) have a material adverse effect on Parent or Sellers or a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

(c) No consent, approval, finding of suitability, license, permit, waiver, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, Gaming Authority or other governmental or regulatory authority or instrumentality (“Governmental Entity”) is required by or with respect to Parent or Sellers in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Parent and Sellers, the compliance by Parent and Sellers with any of the provisions hereof or thereof, or the consummation by Parent and Sellers of the transactions to which they are a party that are contemplated hereby, except for (i) the filing of the notification under, and compliance with any other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) any approvals and filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Real Property, (iv) such other filings, consents, approvals, findings of suitability, licenses, waivers, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Parent and Sellers conduct any business or own any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Parent or Sellers or a Company Material Adverse Effect and (v) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 6.3 Title to Equity Interests. Sellers are the record and beneficial owners of all Equity Interests, free and clear of all Liens, Encumbrances or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws. Sellers are not party to any option, warrant, purchase right or other Contract (other than this Agreement) obligating Sellers to sell, transfer, pledge or otherwise dispose of Equity Interests. Sellers are not a party to any voting trust, proxy or other agreement or understanding with respect to the Equity Interests.

Section 6.4 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Parent or Sellers, pending, or as to which Parent or Sellers have received any written notice of assertion or which, to Sellers’ knowledge, have been threatened against, Sellers, the Purchased Assets, the Real Property or the Business before any Governmental Entity that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this ARTICLE VII are true and correct as of the date of this Agreement and as of the Closing (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), except as expressly set forth herein and in the corresponding section of the Disclosure Letter delivered by the Company to Buyer herewith (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent on the face of such disclosure that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 7.1 Organization of the Company; Capitalization. The Company is duly organized and validly existing under the laws of its state of organization and has all requisite power and authority to own, lease and operate its assets and to carry on the Business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. All of the Equity Interests are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. No Person has any rights in, or rights to acquire from the Company, any other equity related interests of the Company or any other securities convertible into, or exercisable or exchangeable for, equity interests of the Company. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. The Company does not own any direct or indirect equity interest, participation or voting right in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, preemptive rights, rights of first refusal, conversion rights, exchange rights, repurchase rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person.

Section 7.2 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the

Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been, and each Ancillary Agreement will be at or prior to Closing, duly executed and delivered by the Company party thereto and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the compliance of the Company with any provisions hereof or thereof, does not or will not, (i) conflict with, or result in any violation or breach of, any provision of the organization documents of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which the Company is a party or by which the Company or the Purchased Assets may be bound, (iii) result in the creation of any Lien or Encumbrance (other than Permitted Liens and Permitted Encumbrances) on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company is a party or by which the Company or the Purchased Assets may be bound or affected, or (iv) subject to the governmental filings and other matters referred to in Section 7.2(c) hereof, conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to the Company or the Purchased Assets, except, in the case of clauses (ii), (iii) and (iv), for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which would not, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

(c) No consent, approval, finding of suitability, license, permit, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the consummation by the Company of the transactions to which it is a party that are contemplated hereby, except for (i) the filing of the notification under, and compliance with any other applicable requirements of, the HSR Act, (ii) any approvals and filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Real Property, (iv) such other filings, consents, approvals, findings of suitability, licenses, waivers, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which the Company conducts any business or owns any Purchased Assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing, and (v) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 7.3 Financial Statements.

(a) Section 7.3 of the Company Disclosure Letter contains a true and complete copy of the audited financial statements of the Company for the twelve (12) months ended December 31, 2011 and December 31, 2010 (the “Financial Information”). Except as noted therein, the Financial Information was prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved and fairly presents in all material respects the financial position and results of operations of the Business as of such date and the results of the Business for such period. No representation or warranty is made that Buyer will be able to operate the Business for the costs reflected in the Financial Information.

(b) The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of the Financial Information in conformity with GAAP, to the extent applicable, or the Company’s internal accounting principles and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Financial Information was prepared from the books and records of the Company, which (i) have been maintained in material compliance with applicable legal and accounting requirements and reasonable business practices, (ii) are in all material respects complete and correct and fairly reflect, in all material respects, all dealings and transactions in respect of the Business and the assets and liabilities thereof, and (iii) represent the financial information which is included in the consolidated audited financial statements of Parent.

Section 7.4 No Undisclosed Liabilities. Except (i) as set forth in the Financial Information, (ii) for Excluded Liabilities and (iii) for Liabilities incurred since December 31, 2011 in the Ordinary Course of Business, the Company has no Liabilities which would, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect.

Section 7.5 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect, the Company has timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by the Company and all such Tax Returns are true, complete and accurate. The Company has timely paid all Taxes due from the Company whether or not shown on such Tax Returns or the Company has established an adequate reserve therefor in the Financial Information in accordance with GAAP, except as would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect.

(b) Other than as set forth on Section 7.5(b)(i) of the Company Disclosure Letter , there are no claims, actions, audits or other proceedings with any Governmental Entities are presently ongoing or pending or threatened in writing in respect of any material Taxes of the Company. There are no outstanding waivers extending the statutory period of limitation relating to Taxes of the Company. Schedule 7.5(b)(ii) of the Company Disclosure Letter lists each agreement with any Governmental Entity with respect to any material Tax holiday or other material Tax incentive currently in effect with respect to the Company or the Purchased Assets, and Sellers have delivered or made available to Buyer a copy of any such agreement with the relevant Governmental Entity.

(c) There are no Liens for Taxes (other than Permitted Liens) on the Company or any Purchased Assets, except as which would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect. None of the Purchased Assets are required to be treated for Tax purposes as owned by a Person other than the Company. Except as would not, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect, (i) the Company has complied in all respects with all Laws relating to the payment and withholding of Taxes, including with respect to payments made to employees, independent contractors, shareholders or other Persons, and (ii) all Persons classified by the Company as independent contractors are correctly classified for Tax purposes.

(d) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement other than any such agreements that are customary ordinary course commercial contracts not primarily related to Taxes. No “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local or foreign Law) have been entered into by or with respect to the Company and no Tax ruling has been requested or received by or with respect to the Company, in each case, that (x) would bind Buyer or any of its Affiliates (including the Company) after the Closing and (y) would have, or reasonably be expected to have, a material effect on the Purchased Assets, the Business, Buyer, any Affiliate of Buyer or the Company after the Closing.

(e) The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Buyer nor the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of any (i) adjustment required by reason of a change in method of accounting for a Pre-Closing Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law), or (ii) installment sale or intercompany transaction made prior to the Closing.

(f) The Company has not distributed the capital stock of any corporation in a transaction intended to qualify under Section 355 of the Code within the past two years prior to the date of this Agreement, nor has the Company been distributed in a transaction intended to qualify under Section 355 of the Code within the past two years prior to the date of this Agreement. The Company is and since 2002 has been classified as a partnership for federal income tax purposes, and during this period neither the Company nor any of its Affiliates has received any written notice from any Governmental Entity challenging such classification and no Affiliate has taken a position inconsistent with such classification. Since 2002 and, to the knowledge of the Company, from the formation of the Company to 2002, the Company has never been a member of any consolidated, combined, unitary or affiliated Tax Return group. The Company does not own stock or other equity interests, for tax purposes or otherwise, in any corporation, partnership or other entity.

Section 7.6 Real Property.

(a) All Real Property owned by the Company is described on Section 7.6(a) of the Company Disclosure Letter (the “Owned Real Property”). The Company has valid and insurable (at ordinary rates) fee simple title to the Owned Real Property subject, in each case, to all Permitted Liens and Permitted Encumbrances.

(b) The Company does not lease any Real Property.

(c) There are no actions, proceedings, governmental investigations, arbitrations, unsatisfied orders or judgments, actions, litigation, suits, or other proceedings, pending (or, to the Company’s knowledge, overtly contemplated or threatened) against the Company or otherwise relating to the Real Property or the interests of the Company therein, which would be reasonably likely to interfere with the use, ownership, improvement, development and/or operation of the Real Property; in each case except for such actions, proceedings or litigation, which, individually or in the aggregate, would not be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

(d) There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to the Company’s knowledge, threatened with regard to the Real Property.

(e) There are no violations or alleged violations of any Laws with respect to the Real Property, including but not limited to zoning and the Americans with Disabilities Act matters which would, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. To the Company’s knowledge, there are no material inquiries, complaints, proceedings or investigations (excluding routine, periodic inspections) pending regarding compliance of the Real Property with any such Laws.

(f) To the Company’s knowledge, all material Improvements located on, under, over or within the Real Property (including chillers and elevators), and all other aspects of each parcel of Real Property, are in good operating condition and repair and are structurally sound and free of any material defects.

(g) The Company has not filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments against any of the Real Property.

Section 7.7 Intellectual Property.

(a) Section 7.7(a)(1) of the Company Disclosure Letter lists all of the trademark and service mark registrations and applications owned by the Company and Caesars License Company, LLC, an indirect wholly-owned subsidiary of Parent (“CLC”) as of the date hereof and used exclusively in connection with the operation of the Business, and all of the Internet domain names registered by or for the benefit of the Company or CLC and used exclusively in the Business (collectively, the “Transferred Marks and Domain Names”), which Transferred Marks and Domain Names will be owned by the Company at the Closing. Section 7.7(a)(2) of the Company Disclosure Letter lists all issued patents or patent applications or any registered copyrights that are owned by the Company and used exclusively in the Business (“Other Transferred Registered IP”). To the Company’s knowledge, no Transferred Marks and Domain Names or Other Transferred Registered IP are now involved in any opposition or cancellation proceeding and, to the Company’s knowledge, no such proceeding is or has been threatened in writing with respect thereto. To the Company’s knowledge, all Transferred Marks and Domain Names and Other Transferred Registered IP are subsisting, valid and enforceable, and no abandonment, cancellation, or forfeiture of any of the Transferred Marks and Domain Names or Other Transferred Registered IP is pending or threatened in writing. To the Company’s knowledge, neither the Company nor any of its Affiliates have received any written notice or claim challenging the validity or enforceability of any Transferred Marks and Domain Names or Other Transferred Registered IP that remains pending or unresolved as of the date hereof.

(b) Except as set forth on Section 7.7(b) of the Company Disclosure Letter, the Company and CLC own exclusively, free and clear of all Liens (except for any Permitted Liens), all Transferred Intellectual Property. Neither the Company nor any of its Affiliates has received any written notice or claim challenging the Company’s or CLC’s ownership of any Transferred Intellectual Property, in each case that remains pending or unresolved as of the date hereof. To the Company’s knowledge, as of the date hereof the Company and CLC own or possess, and at the Closing the Company will own or possess, adequate and enforceable rights to use all Transferred Intellectual Property or Intellectual Property licensed to the Company or CLC, as applicable, pursuant to an Assumed Contract that is used in connection with the Business, as currently operated, without material restrictions or material conditions on use (except as set forth in the Assumed Contracts).

(c) To the Company’s knowledge, the Business, including the operation of the Casino and the use of any of the Transferred Intellectual Property in connection therewith, has not infringed upon, misappropriated or violated, and do not infringe upon, misappropriate or violate, any Intellectual Property of any third party, in each case, in any material respect. Neither the Company nor any of its Affiliates has received any written notice or claim asserting that any such infringement, misappropriation, or violation is or may be occurring or has or may have occurred that remains pending or unresolved. To the Company’s knowledge, no third party is misappropriating, infringing, or violating in a material manner any Transferred Intellectual Property.

Section 7.8 Agreements, Contracts and Commitments. (i) Each Assumed Contract is valid and binding upon the Company (and, to the Company’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by the Company or, to the Company’s knowledge, by any other party under any of the Assumed Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to the Company or, to the Company’s knowledge, any other party, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any of the Assumed Contracts, which breach, violation, default, termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration referred to in clause (ii) or (iii) would, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. None of Sellers, the Company or any of their Affiliates has received any written notice (or, to the knowledge of the Company, any oral or other notice) of the intention of any Person to terminate, nor has there been any termination of, any Assumed Contract. The Company has made available to Buyer a true, correct and complete copy of all material Assumed Contracts, together with all amendments, waivers or other changes thereto.

Section 7.9 Litigation. Other than as set forth on Section 7.9 of the Company Disclosure Letter, there is no action, suit or proceeding, claim, arbitration or investigation against the Company, pending, or as to which the Company has received any written notice of assertion or, to the Company’s knowledge, threatened against, the Company, the Purchased Assets, the Real Property or the Business before any Governmental Entity, that, individually or in the aggregate, would be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. The Company, the Purchased Assets, the Real Property and the Business are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that individually or in the aggregate materially interfere with, or would reasonably be expected to materially interfere with, the ability of the Business to be conducted as it is currently conducted or to utilize its properties, assets and rights as currently utilized.

Section 7.10 Environmental Matters. Except as have not had and would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (a) there are no Environmental Liabilities, (b) there are no Environmental Conditions, (c) there is no pending or, to the Company’s knowledge, threatened enforcement action regarding an Environmental Condition or compliance with Environmental Laws with respect to the Real Property or the Business, (d) no Hazardous Substance is located on the Real Property, except for amounts permitted by Environmental Laws as used in the Ordinary Course of Business of the Casino (e) in the past three (3) years the Company has not received a written notice from any Governmental Entity or third party alleging a violation of any Environmental Law and (f) the Company is in compliance with all applicable Environmental Laws. The Company possesses all licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity required under Environmental Laws with respect to operation of the Business. As promptly as reasonably practicable, and in any event within thirty (30) days of the Effective Date, the Company will provide Buyer with true and complete copies of (i) all licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity issued to the Company under Environmental Laws (“Environmental Authorizations”) and (ii) all written notices received by the Company from any Governmental Entity or third party alleging a violation of any Environmental Law that are, in each case, in the Company’s possession, custody or control.

Section 7.11 Permits; Compliance with Laws.

(a) The Company and, to the Company’s knowledge, each of the Company’s directors, officers, key employees and Persons performing management functions similar to officers and partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws) necessary to conduct the Business (the “Company Permits”), each of which is in full force and effect, except for such Company Permits the failure of which to hold would not, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing, and no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any of the Company Permits that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. All Company Permits that are material to the Business, and all permits of the Company that are pending but not yet issued, are listed in Section 7.11(a) of the Company Disclosure Letter. The Company and, to the Company’s knowledge, the Company’s directors, officers, key employees and Persons performing management functions similar to officers and partners, are, and since January 1, 2009 have been, in compliance with the terms of the Company Permits, except for such failures to comply as would not, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. The Business is, and since January 1, 2009 has been, conducted in accordance with applicable Law (including the Gaming Laws), except for such noncompliance which, individually or in the aggregate, does not have and would not be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing. The Company has not received notice of any investigation or review by any Governmental Entity with respect to the Real Property, the Business, the other Purchased Assets or the Assumed Liabilities that is pending, and, to the Company’s knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

(b) Neither the Company nor, to the Company’s knowledge, any of the Company’s directors, officers, key employees or partners or Persons performing management functions similar to officers or partners have received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws in connection with or related to the Business which resulted in or would be reasonably likely to result in any material fine or penalty. To the Company’s knowledge, there are no facts, which if known to the regulators under the Gaming Laws would be reasonably likely to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of the Company or any of its officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner under any Gaming Laws, in each case in connection with or related to the Business.

Section 7.12 Labor Matters.

(a) Each Property Employee who is not a Reserved Employee is employed by the Company or a Subsidiary thereof, and no Reserved Employee is employed by the Company or a Subsidiary thereof. As promptly as reasonably practicable, and in any event within thirty (30) days of the Effective Date, Sellers will provide Buyer with an accurate and complete list of each Property Employee as of the date of such list stating each such individual’s (i) date of commencement of employment, (ii) current position, (iii) business location, (iv) annual/weekly/hourly rates of compensation, (v) actual and target incentive and discretionary bonus amounts for the 2011 and 2012 calendar years, (vi) status as full or part time, (vii) accrued vacation and (viii) credited service under the Company Benefit Plans (such list to be updated periodically between the date hereof and the Closing Date upon the reasonable request of Buyer to reflect new hires, transfers and terminations not inconsistent with Section 9.1(t)).

(b) The Company is not and has not been a party to or is, bound by, or otherwise obligated with respect to, any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract (any such arrangement, a “Labor Agreement”). There are no unfair labor practice charges, complaints or petitions for elections pending against the Company before the National Labor Relations Board, or any similar Governmental Entity, or of which the Company has received notice. There is no strike, slowdown, work stoppage or lockout, or, to the Company’s knowledge, threat thereof, by or with respect to any Property Employees, and no such strike, slowdown, work stoppage, lockout, or, to the Company’s knowledge, threat thereof, by or with respect to any Property Employees has occurred in the past five years. To the Company’s knowledge, there have been no activities or proceedings of any labor union to try to organize any non-unionized Property Employees during the last five years, and there are no petitions for elections pending against the Company before the National Labor Relations Board or any similar Governmental Entity or of which the Company or its Affiliates have received notice.

Section 7.13 Employee Benefits.

(a) Section 7.13(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, employment, consulting, change-in-control, retention, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and any other compensation or benefit plans, programs, agreements, arrangements, commitments and/or practices (whether or not insured) for employees of Sellers and their Subsidiaries who are located at the Real Property or perform services exclusively related to the Business (the “Property Employees”), other than the Reserved Employees (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to in (i), (ii) and (iii) above are referred to as the “Company Benefit Plans”). The Company does not sponsor, maintain, or otherwise have any obligations with respect to, nor has the Company ever sponsored, maintained, or otherwise had any obligation with respect to, any employee benefit plan, program, agreement, arrangement, commitment, practice or Contract (other than any such plan, program, agreement, arrangement, commitment, practice or Contract maintained by Sellers (or any Affiliate of Sellers other than the Company) with respect to which (x) the Company is a sponsor or contributor as a participating employer but (y) Buyer and its Affiliates (including, following the Closing, the Company) shall have no responsibility or Liability).

(b) True and complete copies of each of the following documents (or accurate summaries thereof) have been made available to Buyer: (i) Company Benefit Plans, including with respect to any Company Benefit Plan that is not in writing, a written description of the material terms thereof and (ii) with respect to any Company Benefit Plan, (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) for the three (3) most recently ended plan years, all IRS Form 5500s (and any financial statements and other schedules attached thereto), (C) all current summary plan descriptions and subsequent summaries of material modifications to the extent required under ERISA, (D) a current IRS determination or opinion letter that is intended to be qualified under Section 401(a) of the Code if applicable; and (E) the most recent financial and actuarial valuation reports if applicable.

(c) Except as disclosed in Section 7.13(c) of the Company Disclosure Letter, (i) each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or, if the remedial amendment period for such Company Benefit Plan has not yet expired, all amendments to such Company Benefit Plan that are required by the IRS through the date hereof have been adopted on a timely basis, and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan with respect to which the Company would be reasonably expected to have any liability; (iii) no action or other administrative proceeding has been brought, or to the Company’s knowledge, is threatened, against or with respect to any such Company Benefit Plan, including but not limited by any Property Employee (other than routine benefits claims), any audit or inquiry by the IRS or United States Department of Labor (“DOL”), or any termination or similar proceeding by the DOL or the Pension Benefit Guaranty Corporation with respect to which the Company is reasonably expected to have any liability; and (iv) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) (“Multiple Employer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a Liability of the Company following the Closing.

(d) No Company Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides retiree or post-employment benefits to any Property Employees or to the employees of the Company’s ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code with respect to the Property Employees.

(e) Each Company Benefit Plan and each employment agreement that is being assumed by Buyer pursuant to this Agreement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, and has in the past been maintained, in material compliance with Section 409A of the Code.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or (v) or result in any limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

Section 7.14 Brokers. Except for the fees and commissions of Deutsche Bank Securities Inc. (which fees and commissions are the sole responsibility of Sellers), the Company has not employed and no Person has acted directly or indirectly as a broker, financial advisor or finder for the Company or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 7.15 Title to Purchased Assets. The Company has good and marketable title to, or a valid leasehold interest in, the tangible personal property constituting Purchased Assets, free and clear of any Encumbrances or Liens other than for Permitted Encumbrances and Permitted Liens.

Section 7.16 Affiliate Transactions. There are no transactions, Contracts or other obligations between the Company, on the one hand, and any officer, director or Affiliate of the Company, on the other, that will constitute an Assumed Liability or that will otherwise continue after Closing.

Section 7.17 Minimum Cash. As of the Closing, the Business will have an amount of House Funds at least equal to the minimum bankroll required by applicable Gaming Laws, if any.

Section 7.18 Vendors. As promptly as reasonably practicable, and in any event within thirty (30) days of the Effective Date, Sellers will provide Buyer with a list of the vendors of the Business as of the date of such list, including the product or service provided by, and the principal contact information for, each such vendor.

Section 7.19 Absence of Changes. Since December 31, 2011, the Business has been conducted in the Ordinary Course of Business, and there has not been any event, occurrence, state of circumstances or facts or change that has had or that would be reasonably expected, individually or in the aggregate (x) to have a Company Material Adverse Effect or (y) to materially impair or materially delay the Closing.

Section 7.20 Insurance Coverage. Sellers and the Company maintain adequate insurance coverage in accordance with reasonable commercial standards, including material insurance policies and fidelity bonds and self-insurance programs, in each case in respect of the Purchased Assets, the Real Property and the business and operations of the Business and its employees (collectively, the “Insurance Policies”).

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE VIII are true and correct as of the this Agreement and as of the Closing (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), except as expressly set forth herein and in the corresponding section of the Disclosure Letter delivered by Buyer to Sellers herewith (the “Buyer Disclosure Letter”). The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent on the face of such disclosure that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 8.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

Section 8.2 Authority; No Conflict; Required Filings and Consents.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Buyer’s execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of the other partiers hereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b) The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by Buyer of the transactions contemplated hereby and thereby and the compliance by Buyer with any provisions hereof or thereof will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 8.2(c) hereof, conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Buyer or any of its properties or the assets, except, in the case of clauses (ii) and (iii), for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any consent or waiver which would not, individually or in the aggregate, be reasonably likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing.

(c) No consent, approval, finding of suitability, license, permit, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or its Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, the compliance by Sellers with any of the provisions hereof or thereof, or the consummation by Buyer of the transactions that are contemplated hereby, except for (i) the filing of the notification report under, and compliance with any other applicable requirements of, the HSR Act, (ii) any approvals and filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Real Property, (iv) such other filings, consents, approvals, findings of suitability, licenses, waivers, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing and (v) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required by Parent, Sellers or the Company or any of their Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 8.3 Brokers. Neither Buyer nor any of its Representatives have employed, and no Person has acted directly or indirectly as a broker, financial advisor or finder for Buyer or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 8.4 Financing. Buyer will have available at the Closing sufficient funds to enable Buyer to pay (x) the sum of the Purchase Price, the Estimated Closing Payment and the Estimated Operations Payment and (y) the Final Closing Payment and the Final Operations Payment, in each case pursuant to Section 4.2 hereof.

Section 8.5 Licensability of Principals. Except as set forth in Section 8.5 of the Buyer Disclosure Letter, neither Buyer nor any of its current Representatives or Affiliates (collectively the “Buyer Related Parties”) has ever withdrawn, been denied, or had revoked, a gaming license or related finding of suitability by a Governmental Entity or Gaming Authority within the last five (5) years. Buyer and each of the Buyer Related Parties are in good standing in each of the jurisdictions in which Buyer or any Buyer Related Party owns or operates gaming facilities. To Buyer’s knowledge, as of the date hereof, there are no facts, which if known to the Gaming Authorities would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held or other Gaming Approval, or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement. Buyer is not aware of any material investigations of it or any of its subsidiaries operating in Missouri which investigations could result in revocation of or material discipline related to its Class A License.

Section 8.6 Permits; Compliance with Gaming Laws.

(a) Buyer, and to its knowledge, each of its Affiliates, directors, officers, key employees and Persons performing management functions similar to officers and partners holds all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws) necessary to conduct the business and operations of Buyer (the “Buyer Permits”), each of which is in full force and effect except for such Buyer Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of the Buyer Permits that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing. Buyer, and to Buyer’s knowledge, Buyer’s directors, officers, key employees and Persons performing management functions similar to officers and partners are, and since January 1, 2009 have been, in compliance with the terms of the Buyer Permits, except for such failures to comply, as would not, individually or in the aggregate, be reasonably likely to (x) have a Buyer Material Adverse Effect (y) materially impair or materially delay the Closing. Buyer has not received notice of any investigation or review by any Governmental Entity with respect to Buyer that is pending, and, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing.

(b) Neither Buyer, nor any director, officer, key employee or partner of Buyer or its Affiliates has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to, any violation or possible violation of any Gaming Laws, other than as would not reasonably be expected, individually or in the aggregate, to (i) have a Buyer Material Adverse Effect or (ii) materially impair or materially delay the Closing. To the knowledge of Buyer, there are no facts, which if known to the regulators under the Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of Buyer or its Affiliates, or any of their officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner under any Gaming Laws. Neither Buyer nor any officer, director, key employee or Person performing management function similar to an officer or partner of Buyer or their Affiliates, has suffered a suspension or revocation of any Buyer Permit held under the Gaming Laws, other than as would not reasonably be expected, individually or in the aggregate, to (i) have a Buyer Material Adverse Effect or (ii) materially impair or materially delay the Closing.

Section 8.7 Waiver of Buyer’s Further Due Diligence Investigation. Subject to ARTICLE XIII hereof, Buyer acknowledges that it is familiar with the Purchased Assets and has had the opportunity, directly or through its representatives to inspect the Purchased Assets and conduct due diligence activities. Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer’s express agreement that there would be no contingencies to the Closing other than the conditions set forth in ARTICLE X hereof. Further, without limiting any representation, warranty, covenant, obligation or condition of Sellers or the Company expressly set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to the Closing any further due diligence reviews, inspections or examinations with respect to the Real Property, including with respect to engineering, environmental, survey, financial, operational, regulatory and legal compliance matters.

Section 8.8 Litigation. There are no actions, claims, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental Entity, which, if determined adversely, could prevent or materially delay Buyer from completing the transactions contemplated by this Agreement.

ARTICLE IX.

COVENANTS

Section 9.1 Conduct of Business Prior to the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to any written instructions of any Governmental Entity and to the limitations set forth below, Sellers shall cause the Company to (except to the extent as expressly provided by this Agreement or to the extent that Buyer shall otherwise grant its prior consent in writing, which consent may not be unreasonably withheld, conditioned or delayed) carry on the Business in the Ordinary Course of Business, including the payment of its debts and Taxes when due (subject to good faith disputes over such debts or Taxes, provided that, in the case of disputes over such Taxes, the Company’s failure to pay such Taxes when due would not, individually or in the aggregate, have an adverse effect on Buyer or any of its Affiliates (including, following the Closing, the Company) that is material), and use commercially reasonable efforts consistent with past practices and policies to maintain the effectiveness of the Company Permits, preserve the Purchased Assets, preserve intact the present business organization, keep available the services of its present officers and key employees and preserve relationships with customers, suppliers, distributors and others having business dealings with the Company with respect to the Business, perform in all material respects all of its obligations under the Assumed Contracts, comply with all applicable Laws in all material respects and maintain the books and records of the Company in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided by this Agreement or as disclosed on Section 9.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and Sellers, with respect to subsections (e), (f), (l), (m) and (u) below, shall not:

(a) sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition, grant of, any of the Purchased Assets (other than a Permitted Encumbrance), except for (i) sales of current assets in the Ordinary Course of Business, (ii) sales of equipment and other non-current assets in the Ordinary Course of Business which, individually, do not exceed $25,000 or which, in the aggregate, do not exceed $500,000, or (iii) leases of the Real Property that are terminable, without the payment of any consideration for early termination, on no more than one hundred eighty (180) days’ notice;

(b) incur any Liabilities that are Assumed Liabilities, except for Liabilities incurred (i) pursuant to Section 9.1(p), or (ii) in the Ordinary Course of Business not exceeding $100,000 individually or $250,000 in the aggregate;

(c) enter into, modify, amend, terminate or renew any of the Assumed Contracts or waive, release or assign any material rights or claims related to any Assumed Contracts, except (i) for modifications or amendments in the Ordinary Course of Business that would not reasonably be expected to have an adverse economic impact on the Business in excess of $100,000 individually or $250,000 in the aggregate and do not otherwise impair any material right or claim related to the Assumed Contract or impose or renew any material restriction on the Company, (ii) for renewals in the Ordinary Course of Business for a term of twelve (12) months or less or (iii) as required by applicable Law;

(d) subject any of the Purchased Assets to or suffer or permit the creation on the Purchase Assets of a Lien or Encumbrance, other than Permitted Liens or Permitted Encumbrances created in the Ordinary Course of Business;

(e) fail to maintain its existing insurance coverage of all types relating to Purchased Assets (however, in the event any such coverage shall be terminated or lapse, or any claim is made against such coverage that causes the amount of insurance coverage to cease to be adequate in accordance with reasonable commercial standards, Sellers shall notify Buyer as promptly as practicable, so that Buyer may purchase “gap” insurance at its option, and shall use their commercially reasonable efforts to procure substantially similar substitute insurance policies, which in all material respects are in at least such amounts, subject to the same deductibles, and against such risks as are currently covered by such policies);

(f) amend the Company’s certificate of formation or operating agreement (or similar organizational documents), or any terms of their outstanding equity interests or other securities;

(g) enter into a plan of consolidation, merger, share exchange or reorganization with any Person, effect any recapitalization, reclassification or other change in their capitalization, or adopt a plan of complete or partial liquidation;

(h) waive, release or assign any material rights or material claims that would otherwise constitute a Purchased Asset, except as contemplated by this Agreement;

(i) enter into any material transaction or transaction outside of the Ordinary Course of Business with any Affiliate relating to the Business to the extent such transaction would be an Assumed Liability or an Assumed Contract;

(j) enter into any Contract the effect of which would be to grant to a third party any license to use any Transferred Intellectual Property;

(k) enter into any settlement, consent decree or other agreement or arrangement with a third party or Governmental Entity other than (i) as does not involve the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief on the Company and (ii) is not reasonably likely to result in the revocation, limitation or suspension of any Company Permit;

(l) expend any insurance, condemnation awards or other compensation awarded for loss or damage to any Purchased Asset;

(m) issue or sell or encumber any Equity Interests or any securities convertible into, or rights to acquire, any Equity Interests;

(n) purchase any equity interests in or securities of, or make any other investment in or loans or advances to, any Person;

(o) except in the Ordinary Course of Business, acquire any material assets that would constitute Purchased Assets;

(p) fail to make maintenance capital expenditures, in the Ordinary Course of Business, in a total amount equal to the pro rata portion of the aggregate maintenance capital expenditures for the twelve months beginning on the effective date contemplated by the capital budget set forth in Section 9.1(p) of the Company Disclosure Letter (“Required Capital Expenditures”);

(q) engage in any new line of business;

(r) make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(s) make, change or revoke any Tax election, change any of its methods of reporting income or deductions for Tax purposes, compromise any Tax liability or settle any Tax claim, audit or dispute, or file any amended Tax Return except, in each case, for any action that would not, individually or in the aggregate, have an adverse effect on Buyer or any of its Affiliates (including, following the Closing, the Company) that is material; or

(t) except (1) as required by a Company Benefit Plan as in effect on the date hereof, (2) as required by applicable Law, (3) in the Ordinary Course of Business or (4) as a result of changes or actions by Parent that are not solely directed at the Company or the Property Employees, (i) enter into, adopt, amend or terminate any employee benefit plan, program, agreement, arrangement, commitment or practice for the benefit or welfare of any Property Employee, other than immaterial amendments that will not result in increased cost to Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries), (ii) increase the compensation or benefits payable to any Property Employee or pay any amounts to any Property Employee not otherwise due, (iii) enter into any new, or amend any existing, Labor Agreement or similar agreement with respect to the Company, (iv) provide any funding for any rabbi trust or similar arrangement, or (v) (A) transfer any employee who is a Property Employee as of the date of this Agreement to an employing entity other than the Company or to a location other than the Real Property, or otherwise change such employee’s duties or employer so that the employee would no longer constitute a Property Employee, (B) take any action that results in the number of Property Employees on the Closing Date exceeding the number of Property Employees on the date of this Agreement or (C) transfer the employment of any Reserved Employee to the Company; or

(u) enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within five (5) business days of receipt of the written request by Sellers to take such action by the individuals set forth in Section 9.1 of the Buyer Disclosure Letter at the email addresses set forth therein, Buyer shall be deemed to have consented to such action notwithstanding any other provision of this Section 9.1. Except as expressly contemplated by this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the management of the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company.

Section 9.2 Cooperation; Notice; Cure.

(a) Subject to compliance with applicable Law (including antitrust Laws and Gaming Laws), from the date hereof until the Closing, Sellers and Buyer shall confer on a regular basis with one or more Representatives of the other party to discuss the general status of the Business. Sellers and the Company shall, to the fullest extent permitted by Law (including antitrust Laws and Gaming Laws), provide up to four (4) Representatives designated by Buyer (the “Designated Buyer Representatives”) with reasonable access to the Reserved Employees during normal business hours, and shall use their reasonable best efforts to assist the Designated Buyer Representatives in familiarizing themselves with the operation of the Business.

(b) Sellers and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or is reasonably expected to cause any representation, covenant or agreement of Parent, Sellers, the Company or Buyer under this Agreement to be breached in any material respect or that renders or is reasonably expected to render untrue in any material respect any representation or warranty of Parent, Sellers, the Company or Buyer contained in this Agreement. Nothing contained in Section 9.1 above shall prevent Sellers or the Company from giving such notice, using such efforts or taking any action to cure any such event, transaction or circumstance. No notice given pursuant to this Section 9.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

Section 9.3 No Solicitation. Prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 11.1 hereof, neither Parent, Sellers, the Company, nor any of their respective shareholders, members, directors, officers, employees, advisors, agents or other representatives (collectively, “Representatives”), directly or indirectly, through Affiliates or otherwise, shall (a) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer of any kind that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (b) engage in negotiations or discussions with any person (or group of persons) other than Buyer or its Affiliates (a “Third Party”) concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, (c) continue any prior discussions or negotiations with any Third Party concerning any Acquisition Proposal or (d) accept, or enter into any agreement concerning, any Acquisition Proposal with any Third Party or consummate any Acquisition Proposal. From and after the date hereof until the earlier of the termination of this Agreement or the Closing, Parent, Sellers and the Company will, and will cause their respective Affiliates to (i) use their reasonable best efforts to cause to be returned or destroyed promptly after the date hereof all confidential information provided or made available to any Person other than Buyer and its Affiliates and its and their Representatives in connection with a potential transaction involving the Business or the Company, (ii) terminate all access for such Persons to the electronic dataroom accessible through RR Donnelley Venue with respect to the Business and (iii) not amend, modify, waive or fail to enforce any of the terms or conditions included in any confidentiality agreements with respect to the Business or the Company.

Section 9.4 Employee Matters.

(a) Each Property Employee, other than the Reserved Employees, who is an employee of the Company as of the Closing shall hereinafter be referred to as a “Transferred Employee”. Each of the Property Employees is an at-will employee, except that certain Property Employees may be eligible for severance compensation upon certain termination events under an employment agreement that covers any such Property Employee as set forth on Section 7.13(a) of the Company Disclosure Letter.

(b) Effective as of the Closing, Buyer shall assume all employment agreements set forth in Section 9.4(b) of the Company Disclosure Letter to the extent in effect as of the Closing, provided that the applicable Property Employee consents to such assignment to the extent required by the terms of the applicable employment agreement.

(c) For a period of at least one (1) year immediately following the Closing Date, (x) Buyer shall provide the Transferred Employees who remain employed by the Company with base compensation, bonus opportunity and annual and long-term incentive compensation opportunity that are in the aggregate, on an employee by employee basis, no less favorable than those which the Transferred Employees were provided by the Company or its Affiliates immediately prior to the Closing and (y) Buyer shall honor the severance policies of the Company and its Affiliates with respect to Transferred Employees.

(d) For a period of at least one (1) year immediately following the Closing Date, Buyer shall, pursuant to plans and arrangements established or maintained by Buyer (the “Buyer Benefit Plans”), provide the Transferred Employees who remain employed by the Company employee benefits (including medical benefits) which are no less favorable in the aggregate on an employee by employee basis than those which the Transferred Employees were provided under the Company Benefit Plans immediately prior to Closing. To the extent permitted under the terms of the Buyer Benefit Plans, Buyer shall cause service with the Company and its Affiliates prior to the Closing to be treated the same as service with any of Buyer and its Affiliates from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual under the Buyer Benefit Plans (except (i) to the extent giving such credit would result in duplication of benefits, (ii) for benefit accrual purposes under any defined benefit pension plan, (iii) for purposes of any retiree medical plan or (iv) for any newly established plan of Buyer for which similarly situated employees of Buyer do not receive past service credit).

(e) Effective immediately after the Closing, Buyer shall cause the Transferred Employees to be covered by one or more medical benefit plans (“Buyer’s Medical Plans”), which shall provide benefits to the Transferred Employees and their dependents which in the aggregate are substantially comparable to the benefits that were provided to the Transferred Employees and their dependents by the Company Benefit Plans immediately prior to Closing. To the extent permitted under the terms of Buyer’s Medical Plans, Buyer shall cause any Transferred Employees or their dependents to not be subject to any “pre-existing conditions” exclusions or limitations or “actively at work” requirements which would cause any of the Transferred Employees or their dependents otherwise to be excluded from Buyer’s Medical Plans immediately after the Closing. To the extent permitted under the terms of Buyer’s Medical Plans, Buyer shall give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees for the calendar year in which the Closing occurs under any welfare benefit plans maintained or contributed to by the Company for its benefit immediately prior to the Closing Date.

(f) Effective as of the Closing Date, Buyer shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (the “Buyer’s 401(k) Plan”). Each Transferred Employee who participates in the Harrah’s Entertainment, Inc. Savings and Retirement Plan (the “Company 401(k) Plan”) who satisfies the eligibility requirements of Buyer’s 401(k) Plan shall become eligible to participate in Buyer’s 401(k) Plan on the date he or she becomes an employee of Buyer and, to the extent permitted under the terms of Buyer’s 401(k) Plan, Buyer shall cause such Transferred Employee to be credited with eligibility service and vesting service for all periods of service with the Company or any other Person if so credited with such service under the Company 401(k) Plan. Buyer or its applicable Subsidiary shall cause Buyer’s 401(k) Plan to accept “eligible rollover distributions” (as defined in Section 402(c)(4) of the Code) from Transferred Employees with respect to such Transferred Employees’ account balances (including loans) under the Company 401(k) Plan in the form of cash (and, as applicable, promissory notes with respect to loans), if elected by such Transferred Employees.

(g) Parent maintains a plan qualified under Section 125 of the Code (the “Company’s 125 Plan”) that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”). As soon as reasonably practicable following the Closing Date, cash equal to the aggregate value as of the Closing Date of the Reimbursement Accounts of the Transferred Employees shall be transferred from Parent to a plan established by Buyer intended to qualify under Section 125 of the Code (“Buyer’s 125 Plan”). Upon receipt of such amount, Buyer and Buyer’s 125 Plan shall assume all obligations with respect to the Reimbursement Accounts for the Transferred Employees as of the Closing Date. Buyer shall recognize the elections of the Transferred Employees under the Company’s 125 Plan for purposes of Buyer’s 125 Plan for calendar year 2012. Parent shall provide Buyer with all information reasonably requested in order for Buyer and Buyer’s 125 Plan to satisfy the obligations set forth in this Section 9.4(g).

(h) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any Subsidiary of the Company or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any of its Subsidiaries (including, after the Closing Date, the Company or any Subsidiary of the Company) to amend, modify or terminate any benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any Property Employee any right to employment or continued employment or continued service with Buyer or any of its Subsidiaries (including, following the Closing Date, the Company or any Subsidiary of the Company), or constitute or create an employment or other agreement with any Property Employee.

(i) On or following the Closing, Buyer shall comply with all provisions of the WARN Act with respect to all Transferred Employees. As part of its obligations under ARTICLE XII hereof, Buyer shall indemnify, defend and hold Sellers and the Company harmless from and against any Liability to any Transferred Employees or any Governmental Entity that may result to Sellers and/or the Company based on Buyer’s failure to comply with any provision of the WARN Act as required by this Section 9.4(i), including, but not limited to, fines, back pay and attorneys’ fees. Sellers shall notify Buyer of any terminations of the employment of any employees of the Company that occur during the ninety (90)-day period prior to the Closing.

(j) Sellers shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any Controlled Group Liability.

Section 9.5 Access to Information and the Real Property; Post-Closing Cooperation.

(a) Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, the Company shall afford Buyer’s Representatives reasonable access, during normal business hours, during the period from the date hereof to the Closing, to the Real Property (including the Casino) and to all personnel, properties, books, Contracts and records of the Casino and, during such period, the Company shall furnish promptly to Buyer all material information concerning the Business (including the Real Property) as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide the Company with at least twenty-four (24) hours’ prior written notice of any Inspection; (ii) if the Company so requests, Buyer’s Representatives shall be accompanied by a Representative of the Company; (iii) Buyer shall not initiate contact with employees or other representatives of the Company other than such Representative designated by the Company without the prior written consent of Sellers or the Company, which consent shall not be unreasonably withheld or delayed; (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Real Property without the Company’s prior written consent if in the reasonable judgment of the Company such testing would reasonably be expected to materially interfere with the Business and/or cause damage to the Purchased Assets; (v) Buyer shall not materially interfere with the Business; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Purchased Assets or any other property owned by a Person other than Buyer arising from or caused by Inspection, and shall reimburse the Company for any loss arising from or caused by any Inspection, and restore the Purchased Assets or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Sellers, the Company and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; and (vii) in no event shall this Section 9.5(a) constitute a limitation of Buyer’s waiver of further due diligence in Section 8.7 hereof, nor shall the results of any such Inspection be a condition to Buyer’s obligations under this Agreement or limit the provisions of Section 13.5 hereof. Prior to entering the Real Property to perform any tests and assessments or for any other reason permitted hereunder and, thereafter, Buyer shall maintain a policy of comprehensive public liability insurance in an amount not less than $10,000,000 naming the Company as additional primary insured, insuring against any and all Liabilities for damages to property or injury or death to persons arising out of the entry onto the Real Property of all persons and property on Buyer’s behalf. Such insurance policy shall be with a nationally recognized insurance company reasonably acceptable to the Company and shall provide that it may not be terminated without providing the Company at least thirty (30) days written notice. Prior to Buyer’s entry onto the Real Property, Buyer shall deliver to the Company a certificate of insurance evidencing the insurance policy required by this Section 9.5(a).

(b) Following the Closing Date, each party hereto will hold, and will use its best efforts to cause its Affiliates and its and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative) all documents and information concerning the other party or any of its Affiliates (and, for the avoidance of doubt, treating information concerning the Business and the Purchased Assets as information concerning Buyer) unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of any Governmental Entity) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by another party hereto in pursuit of its rights or in the exercise of its remedies hereunder, or unless such documents or information can be shown to have been (1) previously known by the party receiving such documents or information (other than pursuant to breach of an agreement to keep such information confidential), (2) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (3) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Buyer and the Company agree that in the event any proprietary information or knowledge relating to an Excluded Asset is obtained, revealed or otherwise made known to Buyer in effecting (x) the transition from Excluded Software to replacement software pursuant to Section 1.4(c) hereof, specifically, or (y) the removal of the Excluded Assets, generally, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the terms of the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 9.5 shall affect or be deemed to modify the obligations of the parties to consummate the transactions contemplated herein.

(c) Following the Closing, and for so long as Sellers on the one hand or Buyer on the other hand, or their respective Affiliates are prosecuting, participating in, contesting or defending any action, claim, investigation, suit or proceeding, whenever filed or made, in connection with or involving in any way (i) this Agreement or the transactions contemplated hereby or (ii) the conduct or operation of the Business prior to or after the Closing, including any action, claim, investigation, suit or proceeding related to the Excluded Assets and/or the Excluded Liabilities, the other party shall (and shall cause its Affiliates, and its and their respective Representatives, to) (A) cooperate with such party and its Affiliates and their Representatives with the prosecution, participation, contest or defense, (B) provide such party and its Affiliates and their Representatives with reasonable access and duplicating rights to all properties, books, contracts, commitments and records (whether in paper or electronic form) related to the Real Property and (C) make available to such party and its Affiliates and their Representatives its personnel (including, by Buyer, the Transferred Employees), including for purposes of fact finding, consultation, testimony, interviews, depositions and witnesses, in each case as shall be reasonably necessary in connection with the prosecution, participation, contest or defense of the applicable action, claim, investigation, suit or proceeding by such party and its Affiliates and Representatives.

(d) Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, Parent shall afford Buyer’s Representatives reasonable access, during normal business hours, for up to ninety (90) days following the Closing, to each Reserved Employee for so long as he or she is an employee of Parent or its Subsidiaries; provided, however, that Buyer shall not initiate contact with the Reserved Employees without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 9.6 Governmental Approvals.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Entities any consents, approvals, findings of suitability, expiration or terminations of waiting periods, licenses, permits, waivers, approvals, orders or authorizations required (A) to be obtained or made by Sellers, the Company or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein; and (iii) make all necessary registrations, declarations and filings, and thereafter make any other submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act, (C) the Gaming Laws, including, providing information with respect to, executing, filing and participating in meetings with the Missouri Gaming Commission with respect to, the Petition for Change in Control and (D) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. The parties hereto and their respective Representatives and Affiliates shall file as promptly as practicable, but in no event later than fifteen (15) days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws and the HSR Act) and shall act diligently and promptly to pursue the Governmental Approvals and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, provided that, Buyer shall bear the ultimate responsibility of obtaining all Gaming Approvals on or before the Outside Date. Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to or filing with any Governmental Entity with respect to Governmental Approvals, each party shall provide the other parties with drafts thereof and afford the other parties a reasonable opportunity to comment on such drafts. Buyer, Sellers and the Company shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible, and, to the extent permitted by the Governmental Entity, each party shall offer the other parties the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to Governmental Approvals. Buyer, Sellers and the Company shall, to the extent practicable, consult with the other parties on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to Buyer, Sellers or the Company, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement, other than personal information on individuals who are filing applications. Without limiting the foregoing, Buyer, Sellers and the Company will notify the other parties promptly of the receipt of comments or requests or other communications (whether oral or written) from Governmental Entities to the extent relating to Governmental Approvals and, promptly supply the other parties with copies of all written correspondence between the notifying parties or any of their Representatives and Governmental Entities with respect to Governmental Approvals. Buyer, Sellers and the Company shall share responsibility for devising and implementing the strategy for obtaining any clearances required under the HSR Act in connection with the transactions contemplated by this Agreement, provided, however, that (i) in the event of disagreement between Buyer on the one hand and Sellers and the Company on the other hand, Buyer’s view shall prevail, and (ii) Buyer shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such clearances.

(b) Without limiting Section 9.6(a) hereof, Buyer, Sellers and the Company shall:

(i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and

(ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other Person with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting, or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Closing; provided, however, that Buyer and its Affiliates shall be required to (and nothing in this Agreement shall require Sellers, the Company or any of its Affiliates to) commit to any divestitures, licenses or hold separate or similar arrangements with respect to its or their respective assets or conduct of business arrangements, to the extent necessary to obtain any approval from a Government Entity required to consummate the transactions contemplated hereby.

(c) Buyer, Sellers and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement to the extent that such communication is related to the Governmental Approvals. Buyer, Sellers and the Company shall each use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and shall seek to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions contemplated hereby. The parties agree to appeal, as promptly as possible, any decree, injunction or other order challenging this Agreement or the consummation of the transaction contemplated hereby and use reasonable best efforts to have any such decree, injunction or other order vacated or reversed.

(d) From the date of this Agreement until the Closing, each party shall promptly notify all other parties hereto in writing of any pending or, to the knowledge of Buyer, Sellers or the Company, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

Section 9.7 Publicity. Parent and Sellers on the one hand and Buyer on the other hand shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law or any listing agreement with any nationally recognized stock exchange. Notwithstanding anything to the contrary herein, Buyer and Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Parent or made by one party and reviewed by the other and do not reveal non-public information regarding the transactions contemplated by this Agreement.

Section 9.8 Further Assurances and Actions.

(a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, (i) obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts as are necessary or advisable for consummation of the transactions contemplated by this Agreement and (ii) to fulfill all conditions precedent applicable to the Closing.

(b) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, to vest Buyer with full title to the Equity Interests, the Purchased Assets and the assumption of the Assumed Liabilities, or to vest Sellers with full title to the Excluded Assets and the assumption of the Excluded Liabilities, Buyer, Sellers and the Company shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions); provided, that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action, and otherwise Sellers shall bear the cost of such action. All costs and expenses related to recording the Trademark Assignment Agreement shall be borne by Buyer.

Section 9.9 Transfer Taxes; HSR Filing Fee.

(a) All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer or similar Tax that arise from any indirect transfer of property as a result of the transfer of the Equity Interests) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the purchase and sale of the Equity Interests pursuant to this Agreement (“Transfer Taxes”) shall be paid by Buyer. Buyer shall indemnify, defend and hold Sellers harmless from and against any and all amounts for which Buyer is liable pursuant to this Section 9.9(a). The party responsible under applicable Law for filing the Tax Returns pertaining to and paying such Transfer Taxes shall (i) timely file such Tax Returns and remit to the applicable Governmental Authority payment of the Transfer Taxes required to be remitted therewith and (ii) promptly provide a copy of such Tax Return to the other party. If Sellers have paid such Transfer Taxes they shall be reimbursed for such Taxes promptly by Buyer. Buyer and Sellers shall cooperate as requested in preparing, executing and filing all such Tax Returns and related documentation on a timely basis as may be required to comply with the provisions of any applicable Law.

(b) The filing fee required to be paid in connection with the pre-merger notification filing under the HSR Act shall be paid by Buyer.

Section 9.10 No Control. Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Company, including the Casino, the Real Property and the other Purchased Assets. Until the Closing, the operations and affairs of the Company, including the Casino, the Real Property and the other Purchased Assets, are the sole responsibility of and under the Company’s complete and exclusive control, except as expressly provided for in this Agreement.

Section 9.11 Reservations; Guests; Valet Parking; Other Transition Matters.

(a) Reservations. Buyer will honor the terms and rates of all reservations (in accordance with their terms) at the Casino made prior to the Closing by guests or customers, including advance reservation cash deposits, for rooms or services confirmed by the Company for dates after the Closing Date, provided that such agreements were made in the Ordinary Course of Business. From and after the date hereof, the Company may continue to accept reservations for periods after the Closing in the Ordinary Course of Business. Buyer recognizes that such reservations may include discounts or other benefits, including benefits under frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations following the Closing. Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements; provided that such agreements were made in the Ordinary Course of Business. Buyer agrees that Sellers can make, or have made, any representation or warranty that any party holding a reservation or agreement for rooms, facilities or services will utilize such reservation or honor such agreement and Buyer, by the execution hereof, assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

(b) Guests’ Safe Deposit Boxes. Not later than thirty (30) days prior to the Closing, the Company shall use commercially reasonable efforts to send a notice by certified mail to the last known address of each Person who has stored personal property in safe deposit boxes located at the Casino, advising them that they must make arrangements with Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen (15) days after the date of such notice is sent, the box will be opened in the presence of a Representative of the Company, a Representative of Buyer, and a Notary Public; and the contents of such box will be sealed in a package by the Notary Public, who shall write on the outside the name of the Person who rented the safe deposit box and the date of the opening of the box in the presence of the Representatives of the Company and Buyer, respectively. The Notary Public and the Representatives of the Company and Buyer shall then execute a certificate reciting the name of the Person who rented the safe deposit box, the date of the opening of the box and a list of its contents. The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the person who rented the safe deposit box. The package will then be placed in a vault arranged by Buyer. Pursuant to ARTICLE XII hereof, Parent and Sellers shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Buyer shall be responsible for and indemnify Sellers against claims of alleged missing items listed on the certificate.

(c) Guests’ Baggage. Prior to the Closing, the Company and Buyer shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of the Casino; (ii) all luggage or other property of guests retained by the Casino as security for unpaid accounts receivable; and (iii) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. Except for the property referred to in (ii) above, which shall be removed from the Casino by the Company within ten (10) days after the Closing, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by Representatives of the Company and Buyer as of the Closing. Said baggage and other items shall continue to be stored by the Company and Buyer shall be responsible for claims with respect thereto.

(d) Front Money.

(i) Pursuant to the Gaming Laws of the State of Missouri, the Company shall, at least thirty (30) days prior to the Closing, to the extent legally required, submit for approval to all applicable Gaming Authorities a plan containing customary terms for the inventory of the Front Money at the Casino. Buyer and the Company agree to cooperate fully with each other in effectuating the plan that is approved by the applicable Gaming Authorities.

(ii) Effective as of the Closing, Representatives of Buyer and the Company shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money. All such Front Money shall be retained in the Casino cage and listed in an inventory prepared and signed jointly by Representatives of Buyer and the Company no later than the Closing. Buyer shall be responsible from and after the Closing for all Front Money and shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 9.11(d).

(e) Vehicles with Valet Parking. On the Closing Date, the Company shall transfer control of all motor vehicles that were checked and placed in the care of the Business (the “Inventoried Vehicles”) to Buyer. Thereafter, Buyer shall be responsible for the Inventoried Vehicles, provided that Sellers shall be liable to the owners of such Inventoried Vehicles with respect to any damages occurring prior to the Closing Date as a result of actions taken by the Business and its employees or contractors (including damages (as a result of actions taken by the Business and its employees or contractors) set forth in the damage report) or items missing from or damaged in such Inventoried Vehicles and such liability shall be an Excluded Liability for the purposes of this Agreement.

(f) Rebranding. Prior to and following the Closing Date, as the case may be, the Company, Sellers and Buyer shall timely complete all steps required under the Rebranding Plan attached hereto as Schedule A.

(g) Transition Planning. In order to facilitate an effective transition of all of the services, systems and functions necessary to operate the Business (the “Transitioned Functions”) from Sellers to Buyer and its Affiliates at Closing, during the thirty (30) day period after the Effective Date (the “Transition Planning Date”), the Parties shall work together in good faith in the development of a reasonably detailed written plan (the “Transition Plan”) setting out the steps that the parties will take to transition the Transitioned Functions from Parent and Sellers to Buyer and its Affiliates, including among other things the transition of any leased slot machines located at the Casino, and to send communications to customers regarding the transactions contemplated hereby. Each party shall use its reasonable best efforts to perform its responsibilities under the Transition Plan in order to effect transition of all Transitioned Functions to Buyer and its Affiliates at or prior to Closing. If Sellers do not identify to Buyers a Transitioned Function, in connection with the creation of the Transition Plan, on or prior to the Transition Planning Date, and such omission would materially impair Buyer’s ability to operate the Casino after the Closing Date, then, at Buyer’s request, Parent shall agree to perform such Transitioned Function on behalf of the Company, at cost, for a number of days from and after the Closing Date equal to the number of days that passed after the Transition Planning Date before Sellers first identify such Transitioned Function to Buyer; provided, that Parent shall not be required to perform any Transitioned Functions on behalf of the Company pursuant to this Section 9.11(g) after a date that is ninety (90) days after the Closing Date.

Section 9.12 Transfer of Utilities. Prior to the Closing, the Company shall notify all utility companies servicing the Real Property of the anticipated change in ownership of the Real Property and request that all billings after the Closing be made to Buyer at the applicable Real Property. Buyer shall be responsible for paying all deposits required by utility companies in order to continue service at the Real Property for periods after the Closing and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Real Property for all periods after the Closing. Following the Closing, all utility deposits made by the Company relating to the pre-Closing period will be refunded directly to Sellers by the utility company holding same; provided that if any such utility deposit is returned to the Company following the Closing, Buyer shall promptly remit such deposit to Sellers.

Section 9.13 Certain Transactions. From the date hereof until the Closing Date, neither Buyer, Sellers nor the Company shall, and shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or a substantial portion of equity in, or any other manner, any business or any corporation, partnership, association or other business organization or division thereof engaged in the gaming business in the State of Missouri and/or the greater St. Louis area if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyer’s ability to obtain the Gaming Approvals or to consummate the transactions contemplated by this Agreement, as applicable.

Section 9.14 FCC Approvals.

(a) The Company and Buyer will, as applicable, within ten (10) days of the Effective Date, execute and file filing copies of FCC applications to either (i) seek the consent of the FCC to the assignment of the FCC Licenses to Buyer, or (ii) have the FCC Licenses reissued by the FCC in the name of Buyer, as appropriate (collectively, the “FCC Approvals”). The Company and Buyer agree to use their respective reasonable best efforts to cooperate with any requests for information, filing of forms, communications with the FCC or other actions which are reasonably necessary in order to obtain the FCC Approvals.

(b) If the FCC Approvals have not been obtained on or before the Closing Date and no special temporary authority has been granted by the FCC that allows Buyer to operate under the FCC Licenses, then (i) the Closing shall nevertheless occur as scheduled, and (ii) the parties will comply with any applicable requirements of the FCC or applicable Law (including the Company tendering for cancellation the FCC Licenses). Buyer agrees that it will not use or operate the equipment which is the subject of the FCC Licenses or the FCC Approvals after the Closing in violation of any requirements of the FCC or any applicable Law.

Section 9.15 Insurance and Casualty. If, before the Closing, the Casino is damaged by fire or other casualty, then, subject to the satisfaction or waiver by the applicable party of the conditions set forth in ARTICLE X hereof, the Closing shall proceed as scheduled, and Sellers shall, after the Closing Date, (i) promptly pay to Buyer all insurance proceeds received by Sellers or their Affiliates with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of the Casino, to the extent such restoration expenditures were approved by Buyer in writing, (ii) take such actions as may reasonably be requested by Buyer in connection with the tendering of such claims to the applicable insurers with respect to such damage, destruction or other loss and (iii) assign to Buyer all rights of Sellers and their Affiliates against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement and shall constitute full compensation for the damage to the Casino, and Sellers and their Affiliates shall have no responsibility for restoration or repair of the Casino or any resultant loss, directly, by subrogation, or otherwise; and provided, further, that if one or more prior claims has been made after the Effective Date against the insurance with respect to the Purchased Assets that causes the amount of insurance coverage to be insufficient to cover such damage, destruction or other loss and the Company has failed to notify Buyer of such claim(s) pursuant to Section 9.1(e), then Sellers shall pay or cause to be paid the insurance proceeds with respect to such other claim(s) to Buyer so that it receives the full amount of insurance proceeds that it would have received but for such prior claim(s).

Section 9.16 Certain Notifications. From the date of this Agreement until the Closing, Parent, Sellers, the Company and Buyer shall promptly notify the other parties in writing, as soon as practical after it becomes known to such party, of:

(a) any breach by such party of any of its representations, warranties, covenants or obligations contained in this Agreement; and

(b) any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of Parent, Sellers, the Company or Buyer to timely satisfy any of the closing conditions specified in ARTICLE X hereof.

Nothing contained in Section 9.16 shall prevent Parent, Sellers, the Company or Buyer from giving such notice, using such efforts or taking any action to cure any of the foregoing. No notice given pursuant to this Section 9.16 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or the parties’ rights to indemnification hereunder.

Section 9.17 Non-Solicitation. Each party agrees that it shall not, and shall cause their respective Affiliates not to, prior to the one (1)-year anniversary of the Closing Date, solicit employment of employees of the other party or the other party’s Affiliates that such soliciting party had substantial contact with as a result of the transactions contemplated by this Agreement; provided, however, that the restrictions contained in this Section 9.17 shall not apply to (a) general solicitations not specifically directed to any employee of a party or such party’s Affiliates, and (b) any solicitation or hiring of an individual who is not employed by the other party or such party’s Affiliates at the time of such solicitation or hiring of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by such other party.

Section 9.18 Transfer of Assets. To the extent that Parent, Sellers or any of their Affiliates (other than the Company) holds at or prior to the Closing any asset, property or right that is exclusively used or held for use in connection with the Business, Sellers shall cause such Person to promptly, and in any event prior to the Closing, transfer such asset, property or right to the Company.

Section 9.19 Customer List.

(a) Consent. Parent or Sellers shall solicit customers’ consents, on an “opt-out” basis, for transfer of the information on the Customer List and the Rewards Information not less than forty five (45) days prior to the anticipated Closing Date.

(b) No Direct Marketing. From and after the Closing until the four (4) year anniversary of the Closing Date, Parent and Sellers shall not, and shall cause their Affiliates not to (i) make any direct marketing to the customers on the Customer List for any casino property within a ninety (90)-mile radius of the Casino or (ii) sell, license or otherwise permit any Person to use the Customer Database or any portion thereof to make any direct marketing to the customers on the Customer List for any property within a ninety (90)-mile radius of the Casino; provided, that this Section 9.19(b) shall not restrict Parent and Sellers from marketing to customers on the Customer List in connection with online gaming, online play-for-fun games, or other online interactive games conducted by Parent.

Section 9.20 Lien Release. Parent and Sellers shall use their reasonable best efforts to facilitate and encourage the making of any filings, releases, discharges, deeds and other documents necessary to evidence the release by all financial institutions and other Persons to which any indebtedness (including guarantee obligations in respect thereof) of the Company is outstanding (the “Lenders”) of all Liens and Encumbrances in connection therewith relating to the Purchased Assets, the Equity Interests, the Business or the Company (“Lender Liens”), and all obligations (including guarantee obligations) of the Company in respect of such indebtedness (“Loan Obligations”), substantially simultaneously with the Closing Date. Promptly after the Effective Date, Parent and Sellers shall request that the Lenders deliver letters or similar written confirmation (each, a “Release Confirmation”), substantially simultaneously with the Closing Date, confirming that (a) all Lender Liens shall be, upon the Closing Date, released by all lenders thereunder and (b) all Loan Obligations shall be, upon the Closing Date, released. Parent and Sellers shall keep Buyer reasonably informed (orally and in writing) on a current basis regarding any material developments relating to their request for Release Confirmations, including by reporting any conversations with a Lender or its Representatives relating to the Release Confirmations, any rejection of a Release Confirmation by a Lender or any failure of a Lender to respond to a request for a Release Confirmation, and by furnishing copies of any relevant written correspondence or draft documentation.

Section 9.21 Financing.

Prior to the Closing, Buyer will use its reasonable best efforts to obtain any financing necessary to pay the Purchase Price, the Estimated Closing Payment, the Estimated Operations Payment and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement. Parent, Sellers and the Company shall provide all cooperation reasonably requested by Buyer in connection with obtaining any such financing, including furnishing financial and other pertinent information necessary to show the pro forma impact of the transactions contemplated by this Agreement on Buyer and its Subsidiaries; provided that Buyer shall be reimbursed for any reasonable out-of-pocket costs incurred by the Company in connection with such cooperation.

ARTICLE X.

CONDITIONS TO CLOSING

Section 10.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

(a) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of, or that makes it illegal for either party hereto to consummate, the transactions contemplated by this Agreement.

(b) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 10.2 Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Buyer; provided, however, that Buyer may not waive the condition set forth in Section 10.2(d) below until the date this is eleven (11) months from the Effective Date and in the event such condition is waived, Buyer agrees not to operate the Casino until such time as all Required Governmental Consents are obtained by Buyer:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Sellers and the Company contained in Sections 6.1 (Organization of Parent and Sellers), 6.2 (Authority; No Conflict; Required Filings and Consents), 6.3 (Title to Equity Interests), 7.1 (Organization of the Company; Capitalization) and 7.2 (Authority; No Conflict; Required Filings and Consents) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time and (ii) all of the other representations and warranties of Parent, Sellers and the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Buyer shall have received a certificate signed on behalf of the Company by an officer of Sellers to such effect.

(b) Performance of Obligations of Parent, Sellers and the Company. Parent, Sellers and the Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by Parent, Sellers and the Company under this Agreement at or prior to the Closing, including delivery of items listed in Section 5.2 hereof and curing Monetary Defects in accordance with Article XIII hereof. Buyer shall have received a certificate signed on behalf of Sellers by an officer of Sellers and the Company to such effect.

(c) Deliverables. Sellers and the Company shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in ARTICLE V to be delivered by them.

(d) Governmental Consents. All consents, approvals, findings of suitability, licenses, permits, waivers, orders or authorizations of and registrations, declarations or filings with any Governmental Entity of competent jurisdiction in respect of the Gaming Laws required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Real Property and the Business (including approval of the Petition for Change in Control and the approval, licensing or registration of Buyer and such of its (i) officers, executive directors, key employees or Persons performing management functions similar to officers, (ii) shareholders and (iii) key business affiliates as may be required by applicable Gaming Authorities) (the “Required Governmental Consents”) have been obtained by Buyer and shall be in full force and effect by Buyer.

Section 10.3 Additional Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Sellers:

(a) Representations and Warranties. (i) The representations and warranties of Buyer contained in Sections 8.1 (Organization) and 8.2 (Authority; No Conflict; Required Filings and Consents) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time and (iii) all of the other representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including delivery of items listed in Section 5.2. Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c) Deliverables. Buyer shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in ARTICLE V to be delivered by it.

ARTICLE XI.

TERMINATION AND AMENDMENT

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 11.1(b) through (g) hereof, by written notice by the terminating party to the other parties):

(a) by mutual written agreement of Sellers and Buyer;

(b) by Sellers or Buyer, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Sellers or Buyer, respectively, if Sellers’ (or Parent’s or the Company’s) or Buyer’s failure, respectively, to fulfill any obligation of Sellers (or Parent or the Company) or Buyer, respectively, under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c) by Sellers or Buyer, if any Gaming Authority made a final, non-appealable determination that such Gaming Authority will not issue to Buyer all Gaming Approvals;

(d) by Sellers or Buyer, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Sellers or Buyer, respectively, if Sellers’ (or Parent’s or the Company’s) or Buyer’s failure, respectively, to fulfill any obligation of Sellers (or Parent or the Company) or Buyer, respectively, under this Agreement has been the primary cause of, or materially contributed to, such action;

(e) by Buyer, if the Company, Sellers or Parent have breached any representation, warranty, covenant or agreement on the part of the Company, Sellers or Parent set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 10.1(a) or (b) or Sections 10.2(a), (b), (c) or (d) hereof and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and the Company, Sellers and Parent are diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 11.1(e); provided, further, that Buyer’s right to terminate this Agreement under this Section 11.1(e) shall not be available if, at the time of such intended termination, Sellers have the right to terminate this Agreement under Section 11.1(b), (c), (d) or (f) hereof;

(f) by Sellers, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 10.1(a) or (b) or Section 10.3(a), (b) or (c) hereof and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 11.1(f); provided, further, that Buyer shall have no right to cure its failure to timely make any Extension Deposit and such failure shall result in an immediate right of Sellers to terminate hereunder; provided, further, that Sellers’ right to terminate this Agreement under this Section 11.1(f) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 11.1(b), (c), (d) or (e) hereof; or

(g) by Buyer, pursuant to Section 13.2(b) or 13.3.

Section 11.2 Effect of Termination.

(a) Liability. In the event of termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer or Sellers, or their respective Affiliates or Representatives, other than Sections 1.5, 9.5(b) and 11.2 and ARTICLE XIII hereof; provided, however, that nothing contained in this Section 11.2 shall relieve or limit the Liability of either party to this Agreement for any fraudulent or willful breach of this Agreement.

(b) Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated. Any cancellation charges of the Escrow Agent or Title Insurer shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then each of Sellers and Buyer shall pay one-half of such cancellation charges.

(c) Application of the Deposit and any Extension Deposit.

(i) Upon the termination of this Agreement pursuant to Section 11.1(e) and (g) hereof, the Deposit and any Extension Deposit, together with interest earned thereon, shall be paid to Buyer.

(ii) Upon the termination of this Agreement for any reason other than pursuant to Section 11.1(e) and (g) hereof, the Deposit and any Extension Deposit, together with any interest earned thereon, shall be paid to Sellers (or their designee).

(d) Certain Terminations. In the event that (w) this Agreement is terminated pursuant to Section 11.1(b) or (c), (x) one or more Required Governmental Consents has not been obtained at or prior to the time of such termination, (y) all of the condition to Buyer’s obligation to effect the Closing set forth in Sections 10.1(a) or (b) and Sections 10.2(a), (b), (c) and (d) have been satisfied, or waived by Buyer, other than those conditions that are not satisfied because of the failure to obtain such Required Governmental Consent(s) and (z) any action announced, entered into or commenced by Buyer after the Effective Date (a “Buyer Corporate Transaction”) was a material cause of the failure to obtain such Required Governmental Consent(s) prior to the termination date, then, within three (3) business days of the consummation by Sellers of any Company Sale pursuant to a binding arms length agreement with a non-affiliated third party purchaser (the “Third Party Purchaser”) entered into within twelve (12) months of such termination date (a “New Sale Agreement”), Buyer shall pay to Sellers the amount, if any, by which (i) the Purchase Price less the amount of the Deposit and any Extension Deposit previously released to Sellers pursuant to Section 11.2(c) exceeds (ii) the New Sale Price (the “Make-Whole Amount”); provided, that, if Sellers and/or the Company enter into a New Sale Agreement, they shall use all reasonable best efforts to maximize the New Sale Price and shall permit Buyer to participate on the same process as all other bidders in the sales process seeking a Third Party Purchaser; provided, however, that prior to entry into a New Sale Agreement, Sellers and the Company may use its good faith judgment to determine the most favorable Company Sale proposal, considering all legal, regulatory and financial aspects

(including certainty of closing). In the event of a termination of this Agreement of the type described in the first sentence of this Section 11.2(d), there shall be no Liability on the part of Buyer or its Affiliates or Representatives other than payment of the Make-Whole Amount (if any) pursuant to this Section 11.2(d), and as set forth in Section 11.2(c); provided, however, that nothing contained in this Section 11.2(d) shall relieve or limit the Liability of Buyer for any fraudulent or willful breach of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that this Section 11.2(d) does not limit Buyer’s obligations pursuant to Section 9.13 hereof and does not restrict Buyer’s ability to engage in a Buyer Corporate Transaction.

ARTICLE XII.

SURVIVAL; INDEMNIFICATION

Section 12.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Except as set forth in ARTICLE XI and Section 12.1(b) hereof, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

(b) The representations and warranties made by Parent, Sellers, the Company and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) six (6) months after the Closing Date, provided, however, that the representations made in Sections 6.1 (Organization of Sellers), 6.2 (Authority; No Conflict; Required Filings and Consents), 6.3 (Title to Equity Interests), 7.1 (Organization of the Company), 7.2 (Authority; No Conflict; Required Filings and Consents), 7.14 (Brokers), 7.17 (Minimum Cash), 8.1 (Organization), 8.2 (Authority; No Conflict; Required Filings and Consents), 8.3 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely, and the representations and warranties in Section 7.5 (Tax) shall survive until sixty (60) days following the expiration of the statute of limitations (taking into account any extensions or waivers thereof) applicable to the collection of the applicable Tax that is the subject of such representations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 12.1(b), no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time). The termination of the representations and warranties provided herein shall not affect a party (i) in respect of any claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein, or (ii) in respect of any claim grounded in fraud or willful misconduct of the Indemnifying Party.

Section 12.2 Indemnification.

(a) Except with respect to Taxes that are governed by Section 12.2(d), from and after the Closing, Parent and Sellers shall indemnify, save and hold harmless Buyer and its Affiliates and its and their respective Representatives, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:

(i) any breach of any representation or warranty other than a Fundamental Representation made by Parent, Sellers or the Company in this Agreement;

(ii) any breach of Fundamental Representation made by Parent, Sellers or the Company in this Agreement;

(iii) any breach of any covenant (excluding any Damages incurred in connection with, arising out of, or resulting from a breach of Section 9.1(p) that have been reflected in Net Working Capital) or agreement made, or to be performed, by Parent, Sellers or the Company in this Agreement;

(iv) the Excluded Liabilities;

(v) the Excluded Assets; or

(vi) the ownership, use, registration, maintenance, licensing or previous transfer of the Purchased Assets prior to the Closing or the conduct of the Business prior to the Closing.

(b) Except with respect to Taxes that are governed by Section 12.2(d), from and after the Closing, Buyer shall indemnify, save and hold harmless Sellers, the Company and their respective Affiliates and its and their Representatives, successors and (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:

(i) any breach of any representation or warranty other than a Fundamental Representation made by Buyer in this Agreement;

(ii) any breach of Fundamental Representation made by Buyer in this Agreement;

(iii) any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement;

(iv) the Assumed Liabilities;

(v) the Purchased Assets; or

(vi) the ownership, use, registration, maintenance, licensing or further transfer of the Purchased Assets after the Closing or the conduct of the Business after the Closing.

(c) Interpretation. Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages, except in cases where such damages are recovered from an Indemnified Party by a third party.

(d) Tax Indemnification.

(i) From and after the Closing, Sellers shall indemnify, save and hold harmless the Buyer Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, or resulting from: (A) any breach of any representation or warranty contained in Section 7.5 (Taxes); (B) any breach of any covenant or agreement made, or to be performed by Parent, Sellers or the Company on or prior to the Closing Date, pursuant to Section 3.3, Section 9.1(s), Section 9.9(a) and Section 12.9; and (C) any Excluded Taxes.

(ii) From and after the Closing, Buyer shall indemnify, save and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, or resulting from: (A) any breach of any covenant or agreement made, or to be performed by Buyer, pursuant to Section 3.3, Section 9.9(a) and Section 12.9; and (B) any Taxes of the Company or relating to the Purchased Assets for any Post-Closing Period; in each case, other than Taxes for which Sellers are responsible pursuant to Section 12.2(d)(i).

Section 12.3 Procedure for Claims between Parties. Except with respect to Taxes that are governed by Section 12.2(d), if a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as reasonably practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE XII. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 12.4 Defense of Third Party Claims.

(a) Except with respect to Taxes that are governed by Section 12.2(d), if any lawsuit, action, proceeding, investigation, claim or enforcement action is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this ARTICLE XII may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as reasonably practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b) If it so elects at its own cost, risk and expense, the Indemnifying Party shall be entitled to:

(i) take control of the defense and investigation of such Third Party Claim at its sole cost and expense if the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party for any Damages related to the Third Party Claim;

(ii) employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii) compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any cost, liability or admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c) If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) If the Indemnifying Party fails to assume the defense of such Third Party Claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e) If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(f) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim within sixty (60) days of the Notice of such Third Party Claim having been provided to the Indemnifying Party, the Damages arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party disputes its liability with respect to such claim within such 60-day period, then such dispute shall be resolved in accordance with the terms and conditions of Section 12.5.

(g) This Section 12.4 shall not apply to any claim with respect to Taxes that are governed by Section 12.2(d), which shall be governed exclusively by Section 12.9(c).

Section 12.5 Resolution of Conflicts and Claims.

(a) If the Indemnifying Party objects in writing to any claim for indemnification made by an Indemnified Party in any written Notice of a claim (an “Objection Notice”), Sellers, on the one hand, and Buyer, on the other hand, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and such Sellers and Buyer shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If Sellers and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement is reached after good faith negotiation, either Buyer or Sellers may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, Buyer and Sellers agree to employ a mediator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The mediator shall be a corporate attorney with at least fifteen (15) years experience in acquisitions. The fees and expenses of the mediator shall be shared equally by Buyer and Sellers. If, after mediation efforts, Buyer and Sellers should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties. If after reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any legal remedy available to such party.

(c) The provisions of this Section 12.5 shall apply to disputes between the parties as to Tax matters subject to Section 12.9, with the term “Third Party Claim” replaced with “Tax Claim”.

Section 12.6 Limitations on Indemnity.

(a) No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 12.2(a)(i) hereof to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 12.2(a)(i) hereof are less than six million one-hundred thousand dollars ($6,100,000) (the “Deductible”) or exceed an amount equal to thirty million five-hundred thousand dollars ($30,500,000) (the “Cap”); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 12.2(a)(i) hereof equals or exceeds the Deductible, then the Buyer Indemnified Parties shall be entitled to recover for such Damages, subject to the limitations in this Section 12.6(a), only to the extent such Damages exceed the Deductible, but in any event not to exceed the Cap.

(b) In addition to the limitations set forth in Section 12.6(a), no Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 12.2(a)(i) hereof to the extent any individual claim or series of related individual claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 12.2(a)(i) hereof is less than $100,000, at which time, subject to the limitation set forth herein, the Buyer Indemnified Party shall be entitled to indemnification for the full amount of all such Damages from and including the first dollar of such Damages and all such Damages shall count towards the satisfaction of the Deductible.

(c) In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Parties, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) up to the amount paid by Indemnifying Party to Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this ARTICLE XII.

Section 12.7 Payment of Damages. Except as otherwise permitted in Section 12.9(a), an Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this ARTICLE XII, within ten (10) business days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 12.8 Exclusive Remedy.

(a) After the Closing, the indemnities provided in this ARTICLE XII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer, Parent and Sellers each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this ARTICLE XII). Notwithstanding anything to the contrary in this Section 12.8, in the event of willful misconduct, or a fraudulent breach of the representations, warranties, covenants or agreements contained herein, by Buyer, Parent or Sellers, any Indemnified Party shall have all remedies available at law or in equity (including for tort) with respect thereto.

(b) Without limiting the foregoing, the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive and agree not to seek (whether under any Environmental Law or otherwise) any statutory or common law remedy (whether for contribution, equitable indemnity or otherwise) against any Indemnifying Party with regard to any Environmental Condition or Environmental Liability, except solely in accordance with the exclusive remedy provided in this ARTICLE XII.

Section 12.9 Tax Matters.

(a) Treatment of Indemnification Payments. All indemnification payments made pursuant to this ARTICLE XII shall be treated by the parties for income Tax purposes as adjustments to the purchase price, unless (i) otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law) or (ii) Buyer provides Sellers with its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Tax Returns.

(i) Sellers shall prepare or cause to be prepared all Tax Returns required to be filed by, with respect to or that include the Company with respect to taxable periods of the Company ending on or before the Closing Date (the “Pre-Closing Separate Tax Returns”), and such Pre-Closing Separate Tax Returns, to the extent they relate to the Company, shall be prepared consistent with past practices and this Agreement, except as otherwise required by applicable Law. Sellers shall file or cause to be filed all Pre-Closing Separate Tax Returns that are required to be filed on or before the Closing Date and Sellers shall pay, or cause to be paid, all such Taxes shown as due on such Tax Returns. Buyer shall file or cause to be filed all Pre-Closing Separate Tax Returns for the Company that are prepared by Sellers pursuant to the first sentence of this Section 12.9(b)(i) that are due after the Closing Date and, subject to the other provisions in this Agreement, shall pay or cause to be paid all Taxes shown as due on such Pre-Closing Separate Tax Returns, provided that neither Buyer nor the Company shall be required to sign or file any Tax Return (i) not prepared in accordance with this Agreement or (ii) if it reasonably determines that there is not substantial authority supporting each material position reflected on such Tax Return (or such higher standard as may be required under applicable state, local or foreign Law to avoid the imposition of penalties) and, provided, further, that signing and filing a Tax Return in accordance with the foregoing provision shall not be considered an acknowledgement that such Tax Return complies with the requirements of this Agreement. Sellers shall pay to Buyer no later than three (3) business days prior to the due date for filing any Pre-Closing Separate Tax Return referenced in the preceding sentence, the amount of Taxes shown as due on such Pre-Closing Separate Tax Returns. Sellers shall provide Buyer a copy of each such Pre-Closing Separate Tax Return for its review and comment a reasonable number of days prior to the due date (including any applicable extension) of such Tax Return, and Sellers shall reasonably consider any written comments of Buyer received prior to filing such Pre-Closing Separate Tax Return. If the Company is permitted under any applicable income Tax Law to treat the Closing Date as the last day of the taxable period in which the Closing occurs, Buyer and Sellers shall treat (and shall cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period.

(ii) Buyer shall prepare or cause to be prepared all Tax Returns of the Company for taxable periods starting on or before the Closing Date and ending after the Closing Date (each, a “Straddle Period”), and shall cause such Tax Returns to be prepared consistent with past practices, except as otherwise required by applicable Law. The Company shall file or cause to be filed all such Tax Returns for any Straddle Period and, subject to the other provisions in this Agreement, shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Sellers shall pay to Buyer no later than three (3) business days prior to the due date for filing any Tax Return for any Straddle Period the amount of Taxes owing with respect to the Straddle Period for which Sellers are responsible pursuant to Section 12.2(d)(i). Buyer shall provide Sellers a copy of each such Tax Return for their review and comment a reasonable number of days prior to the due date (including any applicable extension) of such Tax Return, and Buyer shall reasonably consider any written comments of Sellers received by Buyer prior to filing such Tax Return.

(iii) For purposes of the indemnity provisions of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on and including the Closing Date shall (A) in the case of any Taxes other than gross receipts, employment, sales or use Taxes, Taxes based upon or related to income and other similar Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income and any gross receipts, employment, sales or use Tax and other similar Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

(c) Tax Contest. Buyer or Sellers, as applicable, shall promptly notify Sellers or Buyer, as applicable, in writing upon receipt by Buyer (or, following the Closing, the Company) or Sellers, as applicable, of a written notice of any audit or administrative or judicial proceeding with respect to Taxes of the Company which Sellers or Buyer, as applicable, may be responsible for pursuant to Section 12.2(d) (a “Tax Claim”); provided, however, no failure or delay by Buyer or Sellers, as applicable, to provide notice of a Tax Claim shall reduce or otherwise affect the obligation of Sellers or Buyer, as applicable, hereunder except to the extent Sellers or Buyer, as applicable, is actually prejudiced thereby. Buyer and Sellers shall cooperate with each other in the conduct of any Tax Claim. Sellers shall have the right to control the conduct of any Tax Claim for a period that ends on or prior to the Closing Date if Sellers provide Buyer with notice of its election to control such claim within twenty (20) days of Buyer notifying Sellers of such Tax Claim. If Sellers do not elect to control any such Tax Claim within the time period set forth above, then Buyer shall be entitled to control all aspects of such claim. Buyer shall control any Tax Claim for a period that begins before and ends after the Closing Date. If the resolution of any Tax Claim for any Pre-Closing Period or Straddle Period could reasonably be expected to have an adverse effect on the party that is not in control of such claim, (A) the party in control of such claim shall keep the other party reasonably informed regarding the progress and substantive aspects of such Tax Claim, (B) the other party shall be entitled to participate in any proceedings with respect to such Tax Claim and (C) the party in control of such claim shall not compromise or settle any such Tax Claim without obtaining the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to exclusively control the conduct of any audit or administrative or judicial proceeding with respect to the Company for any taxable period other than a Straddle Period beginning after the Closing Date.

(d) Cooperation. Buyer and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request, provided that the other party provides reimbursement for all reasonable out of pocket expenses) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Sellers shall (i) retain all books and records in its (or its Affiliate’s) possession after the Closing with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(e) Certain Actions After Closing. Neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall, without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), (i) make or change any (A) Tax election of the Company for a taxable period (or portion thereof) ending on or before the Closing Date or (B) property Tax election of the Company affecting the Tax Claim described in Section 7.5(b)(i) of the Company Disclosure Letter in respect of certain property Taxes of the Company for the 2011 taxable period, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Company for a taxable period (or portion thereof) ending on or before the Closing Date, or (iii) cause the Company to engage in any transaction on the Closing Date after the Closing that is outside of the ordinary course of business, except for the transactions contemplated by this Agreement; in each case, except for any action that would not, individually or in the aggregate, have an adverse effect on Sellers or any of their Affiliates (including, with respect to a taxable period (or portion thereof) ending on or before the Closing Date, the Company) that is material.

(f) Tax Sharing Agreements. Any and all existing Tax sharing or similar agreements between Sellers or any of their Affiliates, on the one hand, and the Company, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing, neither Buyer nor the Company shall have any further rights or liabilities thereunder.

(g) Tax Refunds. Sellers shall be entitled to any refund (whether by way of payment or reduction in Taxes otherwise payable in cash) received by Buyer or the Company of Taxes constituting an Excluded Liability; provided, however, that Sellers shall not be entitled to any refund of Taxes to the extent that such refund is attributable to the carryback of a loss or other Tax attribute arising in a Post-Closing Period. Except as provided in the foregoing sentence, Buyer shall be entitled to any other refund of or with respect to the Company or with respect to Transfer Taxes paid by Buyer pursuant to Section 9.9(a). If any party receives a refund to which another party is entitled pursuant to this Section 12.9(g), such party shall pay over such refund (net of costs or Taxes to the party receiving such refund) to the party entitled to such refund no later than ten (10) business days following receipt of such refund.

ARTICLE XIII.

TITLE TO REAL PROPERTY

Section 13.1 Title Policy and UCC Search. Buyer has obtained the Title Commitment and agrees to accept the Title Policy delivered by the Company on or immediately prior to the date hereof and the Uniform Commercial Code search of Sellers dated as of April 25, 2012 (the “UCC Search”). Buyer hereby acknowledges receipt of the Title Commitment, Title Policy and the UCC Search as evidence of the status of the Company’s title to the Purchased Assets and acceptance of the matters thereon as Permitted Liens. Buyer agrees to accept valid and insurable (at ordinary rates) fee simple title to the Real Property subject to the Permitted Liens and Permitted Encumbrances. Buyer shall have the option upon the Closing Date to purchase a date-down endorsement to the Title Policy (or, at Buyer’s option, a new title insurance policy) together with a non-imputation endorsement (if available) (the “Endorsement”), insuring that the Company is the owner of the Real Property described in the Title Policy, subject to the exceptions set forth in the Endorsement. Buyer shall pay the premium for the Endorsement.

Section 13.2 Defects Arising After the Effective Date.

(a) The UCC Search shall be updated by the Company not earlier than thirty (30) days and not later than ten (10) days prior to the Closing Date. The Endorsement, if Buyer elects to obtain such Endorsement, shall be updated by Buyer not earlier than thirty (30) days and not later than ten (10) days prior to the Closing Date. If the updated UCC Search and/or Endorsement, if applicable, discloses defects in title not shown by (i) the applicable Title Policy, (ii) UCC Search, (iii) the Company Disclosure Letter, (iv) the Title Commitment or (v) this

Agreement which, in any case, render fee simple title to the Real Property uninsurable (at ordinary rates) (“Non-Monetary Defects”), or, if the Real Property should become subject to a Monetary Defect (together with any Non-Monetary Defects, “Additional Exceptions”), Buyer may object to such Additional Exceptions by delivering to the Company an itemized written notice of Buyer’s objection to such Additional Exceptions (“Defect Notice”) within fifteen (15) days after the date of receipt by Buyer of the updated Endorsement, if applicable, or UCC Search or, if earlier, the Closing Date (the “Notice Period”). Additional Exceptions will not be deemed to include any Permitted Liens or Permitted Encumbrances. Buyer’s failure to deliver a Defect Notice during the Notice Period shall be deemed a waiver of Buyer’s right to object to such Defect(s), and Buyer shall then accept such title as is described in the Endorsement and UCC Search, as updated, without reserving any claim against the Company for such Defect(s); provided that such a failure shall not limit any claim that Buyer may have with respect to a breach of the Company’s obligations pursuant to Section 9.1(d) hereof).

(b) If Buyer provides a Defect Notice to the Company during the Notice Period, the Company shall have five (5) days after receipt of the Defect Notice within which to give written notice to Buyer as to whether the Company will elect to cure any Additional Exceptions. The Company shall be under no obligation to remove any Additional Exceptions that are not Monetary Defects (and that are not created as a consequence of a breach of the Company’s obligations pursuant to Section 9.1(d) hereof), and any refusal of the Company to do so shall not be a default of the Company under this Agreement. Failure to notify Buyer in writing within such period of the Company’s election shall be deemed the Company’s election not to cure any such Additional Exceptions. If the Company elects, in its sole discretion, to cure any Additional Exceptions, the Company shall have thirty (30) days after receipt of the Defect Notice to cure such Additional Exceptions which Company has elected to cure, and the Closing shall, if necessary, be extended accordingly. Buyer shall have five (5) business days following either receipt of the Company’s notice electing not to cure any Additional Exceptions or the date on which the Company is deemed to have elected not to cure any Additional Exceptions in which to elect (in each case, without limitation to any claim that Buyer may have with respect to a breach of the Company’s obligations pursuant to Section 9.1(d) hereof) either to (i) waive its objection to the Additional Exceptions that the Company does not or is deemed not to elect to cure and to proceed with Closing; or (ii) terminate this Agreement upon written notice to the Company and Escrow Agent. The Company shall be obligated to cure Monetary Defects in accordance with Section 13.2(c).

(c) The Company shall be obligated to cure monetary Liens encumbering the Real Property (other than any non-delinquent Taxes and assessments and any monetary Liens created or suffered by Buyer or consented to by Buyer), including financing liens or encumbrances created by, under or through or the Company or that are held by the Company or any of its Affiliates (“Monetary Defects”) in the manner provided below. In order to cure a Monetary Defect, or any Additional Exception that the Company elects to cure in accordance with this Article XIII, the Company shall have the option to extend the Closing Date for a period of thirty (30) days, by giving written notice of such extension election to Buyer and Escrow Agent on or prior to the Closing Date. The Company may cure Monetary Defects, and any Additional Exceptions that the Company elects to cure, by any of the following methods to the extent applicable: (i) removing the Monetary Defect or applicable Additional Exceptions of record; (ii) posting a bond which causes a Monetary Defect to cease to be a Lien on the Real Property; or (iii) providing indemnification to the Title Insurer against adverse final adjudication of any Monetary Defect or such Additional Exception and having the Title Insurer provide an endorsement, if applicable, which deletes such Monetary Defect or such Additional Exception as an exception to coverage.

Section 13.3 Failure to Cure Title Defects. If the Company fails to cure a Monetary Defect that it is obligated to cure in accordance with Section 13.2 hereof, or an Additional Exception that the Company had elected to cure in accordance with Section 13.2 hereof, such failure shall be a default by the Company and this Agreement shall, at the option of Buyer (to be exercised by written notice to the Company given no later than the earlier of: (a) the Closing Date or (b) five (5) business days after such the Company’s notice to Buyer of such the Company’s election not to cure or attempt to cure such title defects), be terminated, the Escrow Agent shall return the Deposit to Buyer and Buyer and the Company shall be released and discharged from any further obligation to each other hereunder; provided, that if Buyer so elects, Buyer may accept such title as is tendered by the Company without a reduction in the Purchase Price or reservation of claim against the Company (but without limitation to any claim that Buyer may have with respect to a breach of the Company’s obligations pursuant to Section 9.1(d) hereof). Buyer’s right to terminate this Agreement pursuant to this Section 13.3 shall apply to the entire Agreement and notwithstanding anything contained to the contrary herein, if Buyer elects to terminate this Agreement pursuant to this Section 13.3, Buyer shall not, in any event, have a right to terminate less than all of this Agreement.

Section 13.4 Survey. Buyer agrees to accept the Real Property subject to all matters shown by the surveys described on Section 13.4 of the Company Disclosure Letter (collectively, the “Survey”). The Company shall, at Buyer’s sole cost and expense, cause the Survey to be updated and recertified to Buyer not earlier than one hundred twenty (120) days and not later than fifteen (15) days prior to the Closing. If a recertified updated and recertified Survey reveals: (a) any material encroachments of the Real Property onto property of others; (b) any material encroachments of property of others onto the Real Property; or (c) the location of any title matter on the Real Property in a manner that would materially and adversely affect the ability to use the Real Property as presently constructed and located on the Real Property; or any other matter which would render title to the Real Property uninsurable and unmarketable, and if such matters were not revealed by the Survey, then such disclosure shall be an Additional Exception as to which the provisions of Sections 13.2 and 13.3 hereof shall govern Buyer’s and the Company’s rights and obligations.

Section 13.5 AS IS. SUBJECT ONLY TO THE COMPANY’S REPRESENTATIONS AND WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN OR ANY CERTIFICATE OR AGREEMENT DELIVERED PURSUANT HERETO AND SUBJECT TO THE CONDITIONS, RIGHTS AND OBLIGATIONS SET FORTH HEREIN AND THEREIN, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO SELLER AND THE COMPANY, THAT BUYER HAS OR WILL HAVE THE OPPORTUNITY TO FULLY EXAMINE AND INSPECT THE PURCHASED ASSETS PRIOR TO THE EXECUTION OF THIS AGREEMENT AND THAT BUYER IS FULLY CAPABLE OF EVALUATING AND HAS EVALUATED THE PURCHASED ASSETS’

SUITABILITY FOR BUYER’S INTENDED USE THEREOF, AND BUYER IS PURCHASING THE PURCHASED ASSETS WITH ALL DEFECTS IN THEIR “AS IS”, “WHERE IS” CONDITION AND WITH ALL FAULTS, WHETHER KNOWN, UNKNOWN, APPARENT, OR LATENT. BUYER’S DECISION TO PURCHASE THE PURCHASED ASSETS IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY THE COMPANY, SELLER OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT. SUBJECT ONLY TO THE COMPANY’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED HEREIN, THE CONDITIONS SET FORTH IN ARTICLE X AND THE REPRESENTATIONS, WARRANTIES, AND CONDITIONS SET FORTH IN ALL CERTIFICATES AND AGREEMENTS DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY, SELLER, NOR ANY OF THEIR AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, AND BUYER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATIONS, WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AS TO, CONCERNING OR WITH RESPECT TO:

(A) THE VALUE OF THE PURCHASED ASSETS (REGARDLESS OF, WITHOUT LIMITATION, ANY STATEMENTS MADE BY THE COMPANY OR ANY ENTRY MADE IN THE COMPANY’S FINANCIAL STATEMENTS);

(B) THE INCOME DERIVED OR TO BE DERIVED FROM THE PURCHASED ASSETS;

(C) THE SUITABILITY OF THE REAL PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING, THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE REAL PROPERTY;

(D) THE FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE;

(E) THE MANNER OR QUALITY OF REPAIR, STATE OF REPAIR OR LACK OF REPAIR OF THE PURCHASED ASSETS;

(F) THE NATURE, QUALITY OR CONDITION OF THE PURCHASED ASSETS, INCLUDING SOILS CONDITION, ANY GRADING OR OTHER WORK PERFORMED ON OR WITH RESPECT TO THE REAL PROPERTY, AND THE GEOLOGICAL CONDITION OF THE REAL PROPERTY;

(G) THE COMPLIANCE OF OR BY THE REAL PROPERTY OR ITS OPERATION WITH ANY APPLICABLE LAWS;

(H) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE REAL PROPERTY;

(I) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY ENVIRONMENTAL LAWS, AS ANY OF THE FOREGOING MAY BE AMENDED FROM TIME TO TIME AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING FROM TIME TO TIME;

(J) THE PRESENCE, SUSPECTED PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER, OR ADJACENT TO THE REAL PROPERTY;

(K) THE CONTENT, COMPLETENESS OR ACCURACY OF THE STUDY MATERIALS OR ANY PLANS, DRAWINGS, DESCRIPTIONS OR THE LIKE WITH RESPECT TO THE REAL PROPERTY;

(L) THE CONFORMITY OF THE REAL PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS;

(M) DEFICIENCY OF ANY DRAINAGE;

(N) THE FACT THAT THE REAL PROPERTY MAY BE LOCATED ON OR NEAR EARTHQUAKE FAULTS OR IN SEISMIC HAZARD ZONES;

(O) THE EXISTENCE OR NON-EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE REAL PROPERTY; OR

(P) ANY OTHER MATTER CONCERNING THE NATURE OR CONDITION OF THE REAL PROPERTY, PHYSICAL OR OTHERWISE.

SUBJECT ONLY TO THE COMPANY’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED HEREIN, THE CONDITIONS SET FORTH IN ARTICLE X, THE RIGHTS AND OBLIGATIONS SET FORTH IN ARTICLE X, AND ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE REFLECTS THE PARTIES’ AGREEMENT TO CONVEY THE EQUITY INTERESTS, INCLUDING THE REAL PROPERTY ON AN “AS IS, WHERE IS” BASIS

AND BUYER HAS SPECIFICALLY AGREED TO DO SO IN ORDER TO INDUCE SELLER AND THE COMPANY TO ENTER INTO THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES THAT NEITHER SELLER NOR THE COMPANY IS LIABLE FOR AND SHALL NOT BE BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE COMPANY, INCLUDING THE PURCHASED ASSETS, OR THE OPERATION THEREOF, FURNISHED BY ANY REPRESENTATIVE OF THE COMPANY, EXCEPT TO THE EXTENT CONTAINED IN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY EXPRESSLY SET FORTH HEREIN AND IN ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS OF THIS AGREEMENT. SUBJECT ONLY TO THE COMPANY’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED HEREIN, THE CONDITIONS SET FORTH IN ARTICLE X AND ANY CERTIFICATES AND AGREEMENTS DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE EQUITY INTERESTS, INCLUDING THE TRANSFER OF THE REAL PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS, AND SUBJECT TO ALL APPLICABLE LAWS GOVERNING OR LIMITING THE DEVELOPMENT, USE OR OPERATION OF THE PURCHASED ASSETS OR THE CASINO (SUBJECT ONLY TO THE COMPANY’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN AND IN ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO TERMS OF THIS AGREEMENT), AND THAT THE COMPANY HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS OF ANY KIND TO THE PURCHASED ASSETS.

Section 13.6 No Conflict. Nothing in this Article XIII shall limit or modify the Company’s obligations pursuant to Section 9.1(d) hereof or any remedies that may be available to Buyer in connection with any breach of such obligations pursuant to this Agreement.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Definitions.

(a) For purposes of this Agreement, the term:

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable, in each case, due and owing by any third party, but not including the Tray Ledger and the Markers owed to the Company or its Affiliates

“Acquired Personal Property” means the Personal Property, excluding the Excluded Personal Property.

“Acquisition Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of the Real Property or the other Purchased Assets, other than the transactions with Buyer contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Ancillary Agreements” means the Bill of Sale and Assignment, the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Assignment of Equity Interests, and the Deposit Escrow Agreement.

“Assumed Contracts” means all service contracts, equipment leases and other leases with respect to Personal Property, Intellectual Property license agreements, sign leases and other Contracts exclusively related to the Casino, other than the Excluded Contracts and Contracts that relate to the Excluded Assets.

“Business” means the business conducted by the Company at or with respect to the Casino.

“Buyer Material Adverse Effect” means changes, events, circumstances or effects that have had, will have or would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder, obtain any Gaming Approval or to consummate the transactions contemplated hereby.

“Casino” means that certain hotel and casino located on the Real Property and commonly known as Harrah’s St. Louis.

“Class A License” means a license granted by the Missouri Gaming Commission under the Gaming Laws to allow the parent organization(s) or controlling entity, as determined by the executive director, to develop and operate Class B licensee(s).

“Class B License” means a license granted by the Missouri Gaming Commission under the Gaming Laws to maintain, conduct gambling games on, and operate an excursion gambling boat and gaming facility at a specific location.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means changes, events, circumstances or effects that have had, will have or could reasonably be expected to be material and adverse to the business, financial condition or results of operations of the Purchased Assets or the Business, taken as a whole; provided, that none of the following, individually and in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) general conditions (or changes therein) in the (A) travel, hospitality or gaming industries, or in the jurisdiction where the Company operates or (B) the financial, banking, currency or capital markets, (ii) any change in GAAP or applicable Law (other than a change in Gaming Law prohibiting or substantially restricting gaming activities which are currently permitted at

Closing), (iii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (iv) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, and (v) the failure of the Casino to meet any financial or other projections (provided that the underlying cause of any such failure to meet financial or other projections may be considered in determining whether a Company Material Adverse Effect has occurred); provided, however, that the matters described in clauses (i), (ii) and (iv) above shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent of any disproportionate impact on the Purchased Assets or the Business, taken as a whole, relative to other participants operating in the same industries and geographic markets as the Business.

“Company Sale” means a bona fide sale of the Business for cash, by means of a sale of all of the Equity Interests or all or substantially all of the assets of the Company to a non-affiliated third party.

“Confidentiality Agreement” means that certain agreement entered into as of January 10, 2012 between CEOC and Buyer.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations,

“Customer Database” means all customer databases, customer lists historical records of customers and any other information collected with respect to customers of the Casino, including any information used in connection with marketing and promoting the Casino.

“Customer List” means a list of the names and key tendencies of customers listed on the Customer Database who have visited the Casino during the twenty-four (24) month period prior to the Closing, which Customer List shall be in format and contain the information set forth on Exhibit E to the extent available in the Customer Database, and subject to receipt of consent from each customer to the transfer of such information to the extent required by the Total Rewards Program or applicable Law.

“Encumbrances” means claims, pledges, agreements, limitations on voting rights, charges or other encumbrances or restrictions on transfer of any nature.

“Environment” means ambient air, vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Condition” means, as relating exclusively to the Purchased Assets, the release into the Environment and/or presence in the Environment of any Hazardous Substance as a result of which the Company (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for compliance, investigation or remediation, or (iv) by reason of which the Real Property or other assets of the Company, may be subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was fully remediated or otherwise fully corrected prior to the date hereof in accordance with Environmental Law and to the satisfaction of the applicable Governmental Entity.

“Environmental Laws” means all applicable and legally enforceable federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, enforceable guidance and policies, rules and ordinances relating to Hazardous Substances, pollution, restoration or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or entity, under Environmental Law and relating exclusively to the Company’s Purchased Assets or the generation and disposal of wastes or other materials relating to the Business.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Estimated Closing Net Working Capital” means the Company’s good faith estimate of the Net Working Capital of the Business as of the Closing.

“Estimated Closing Net Working Capital Overage” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital.

“Estimated Closing Net Working Capital Shortage” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contracts” means all Contracts listed in Section 14.1(a) of the Company Disclosure Letter.

“Excluded Personal Property” means the following:

(i) any Personal Property covered by the equipment leases from Affiliates of the Company or other agreements by which property owned by Affiliates of the Company is located at the Real Property and used in connection with the Business, all of which equipment leases and other agreements are set forth on Section 14.1(b) of the Company Disclosure Letter;

(ii) all point of sale credit card verification terminals or imprint plates owned by third parties;

(iii) any and all signs, menus, stationery, gift shop inventory or other items indicating that the Real Property is owned and/or operated by or on behalf of the Company or its Affiliates or bearing the System Mark of the Company or its Affiliates;

(iv) any gaming licenses, liquor licenses or other licenses or permits pertaining to the Real Property not indirectly transferable to Buyer, in the sale of the Equity Interests, by Law; and

(v) any personal property held as prizes.

“Excluded Software” means all computer software owned by or licensed for use by the Company or its Affiliates, including all source codes, object codes and data bases, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs and stored materials (including all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the foregoing, including the Customer Database and any customer tracking system.

“Excluded Taxes” means, without duplication, all (i) Taxes (for the avoidance of doubt, other than Transfer Taxes that are governed by Section 9.9(a)) imposed on or payable by or with respect to the Company, or for which it is liable, for any Pre-Closing Period; (ii) Taxes relating to the Excluded Assets or the Excluded Liabilities (including, for the avoidance of doubt, any Taxes resulting from or arising out of any actions or transactions pursuant to Section 1.4(a) (but not to the extent such Taxes have reduced the amounts payable to Sellers pursuant to Section 1.4(a)) or (b) or Section 1.5 relating to any Excluded Assets or Excluded Liabilities); (iii) Liabilities of the Company pursuant to any Tax sharing, allocation or indemnification agreement entered into before the Closing to indemnify any other Person in respect of or relating to Taxes of such other Person to the extent such Liabilities (A) relate to a Pre-Closing Period or (B) otherwise accrue, arise out of, or relate to events, occurrences, pending or threatened litigation, acts, omissions and claims happening or existing prior to the Closing; (iv) Taxes relating to a Pre-Closing Period for which the Company is liable (or that may be collected from the Company by way of offset against a refund of Tax otherwise due to the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a successor or transferee; and (v) Taxes of Sellers and their Affiliates (other than the Company) for any period (for the avoidance of doubt, other than Transfer Taxes that are governed by Section 9.9(a)).

“FCC” means the Federal Communications Commission.

“FCC Licenses” means the licenses to operate a base station or two way security radios at the Casino as described in Section 14.1(c) of the Company Disclosure Letter.

“Final Closing Net Working Capital” means the Net Working Capital of the Business as of the Closing as set forth in the Final Closing Statement.

“Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital is greater than the Target Net Working Capital.

“Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital is less than the Target Net Working Capital.

“Fixtures” means all fixtures owned or leased by the Company and placed on, attached to, or located at the Real Property.

“Front Money” means all money stored on deposit in the Casino cage belonging to, and stored in an account for, any Person who is not the Company or an Affiliate of the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or required by any Gaming Law necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates and the transactions contemplated hereby, including the ownership, operation, management and development of the Business, the Purchased Assets and Assumed Liabilities; specifically including a resolution by the Missouri Gaming Commission granting the Petition for Change in Control of the Company from Sellers to Buyer as contemplated by and upon the terms set forth in this Agreement.

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction and within the State of Missouri, specifically the Missouri Gaming Commission.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of the Purchased Assets, the Business or the Company.

“Gift Certificate” means any certificate, coupon, voucher or other writing which entitles the holder or bearer to a credit (whether in a specified dollar amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods or services at the Casino; but shall not include complimentary rooms (or room rates below average rack rates) granted to convention and other meeting groups in the Ordinary Course of Business.

“Harrah’s Branded Paraphernalia” means all personal property of the Company including chips, tokens, cards, dice, promotional coupons and tickets, marketing items, and office supplies, which include the trade names, trade dress, logos and general marketing style associated with Parent, Sellers or their respective Affiliates, and their controlled casino operations, including Harrah’s, Caesars Entertainment, Harrah’s St. Louis and Harrah’s Maryland Heights.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, or that otherwise results in any Environmental Liability, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“House Funds” means all cash and cash equivalents located at the Casino, including cash, negotiable instruments, and other cash equivalents located in cages, drop boxes, slot machines and other gaming devices, cash on hand for the Casino manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank and cash in the registration, retail, restaurant and other non-gaming areas of the Real Property (including in vending machines, postage meters, pay phones, laundry machines and other cash-operated equipment), and all checks, travelers’ checks, and bank drafts paid by guests of the Casino, but shall not include Front Money, which shall be treated in accordance with Section 9.11(d) hereof or the Tray Ledger, which shall be treated in accordance with Section 4.2(a) hereof.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, technologies, discoveries, apparatus, know-how, trade secrets, trademarks, trademark registrations and applications, domain names, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, databases, software, rights of publicity, rights of privacy, moral rights, customer lists and confidential marketing and customer information.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” means (i) when used in the phrase “Company’s knowledge” or “Sellers’ knowledge” and words of similar import, the actual knowledge of: Tim Lambert, Ryan Hammer, Matt Heiskell and Matt Anfinson and (ii) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge of: Carl Sottosanti, Frank Donaghue and Walter Bogumil.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, deed of trust, pledge, option, right of first refusal or first offer, conditional sale, lien, security interest, conditional or installment sale agreement, charge or other claims or rights of third parties of any kind.

“Markers” means any amounts owed by any Person that is not an Affiliate of the Company to the Company related to the Casino for gaming chips, tokens or similar cash equivalents used at the Real Property delivered to such Person on credit or otherwise.

“Net Working Capital” means the difference between (a) the current assets of the Business, including cash and cash equivalents (including House Funds), the value of inventory, Accounts Receivable, Gift Certificates, and current prepaid expenses, to the extent benefiting the Business post-Closing and (b) the current liabilities of the Business, including accounts payable, all accrued expenses, all accrued Liabilities with respect to the Transferred Employees, all Customer Deposits and all Progressive Liabilities, with each amount determined in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Affiliates; provided, that (x) if the Company has not made any Required Capital Expenditure required prior to the Closing Date pursuant to Section 9.1(p), then the Net Working Capital as of the Closing Date shall be deemed to be decreased by the amount of each such shortfall, and (y) if the Company has made any Required Capital Expenditure prior to the Closing Date that is not required to be made pursuant to Section 9.1(p) until after the Closing Date, then the Net Working Capital as of the Closing Date shall be deemed to be increased by the amount of each such early payment. For purposes of this Agreement, Net Working Capital shall exclude (i) the items set forth in Sections 4.2 and 4.6 hereof and (ii) any Tax assets or Liabilities.

“New Sale Price” shall mean the aggregate consideration payable in connection with the Company Sale that is the subject of the New Sale Agreement, taking into account any applicable purchase price adjustments.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day to day operations.

“Permitted Encumbrances” means any lien to secure payment of real estate Taxes, including special assessments, which is a lien not yet due or payable, all matters disclosed by the Survey, zoning and subdivision ordinances (provided such ordinances are not currently violated or in anticipation of being violated), terms and conditions of licenses, permits and approvals for the Real Property (which are disclosed on Section 7.11(a) of the Company Disclosure Letter) and Laws of any Governmental Entity having jurisdiction over the Real Property.

“Permitted Liens” means, with respect to the Company (i) Liens or Encumbrances for assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; (ii) Liens or Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings; (iii) mechanics’ and materialmen’s Liens or Encumbrances not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; (iv) Liens or Encumbrances in respect of judgments or awards with respect to which the Company shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which the Company shall have secured a stay of execution pending such appeal or such proceeding for review; (v) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of the Company; provided that, such easements, leases, reservations, rights, defects or irregularities do not impair the use of the property or assets for the purposes for which they are held in any material manner; (vi) rights of tenants under operating leases and hotel guests whose occupancy may be terminated on short notice; (vii) with respect to the Real Property, all exceptions described in the Title Policy (other than items 39-40 on Schedule B thereto), the Title Commitment (other than items 44-49 on Schedule B thereto) and the UCC Search (other than those set forth on Section 14.1(d) of the Company Disclosure Letter); (viii) any Assumed Liability; and (ix) any Lien or Encumbrance that will be released and discharged at or prior to the Closing.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Personal Property” means all office, hotel, casino, barge, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, fittings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), passenger/delivery vehicles, computer hardware and IT hardware systems, reservations terminals, software, point of sale equipment, two-way security radios and base station, machinery, spare parts, apparatus, appliances, draperies, art work, carpeting, keys, building materials, telephones and other communications equipment, televisions, maintenance equipment, tools, signs and signage, office supplies, engineering, maintenance and cleaning supplies and other supplies of all kinds, stationery and printing, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, alcoholic beverage inventories, all articles of personal property now located on the Real Property for resale, whether owned or leased by the Company, and other tangible personal property that are used or held for use in the Business and located at the Casino on the Closing Date.

“Petition for Change in Control” means a document filed with the Missouri Gaming Commission in proper form to request approval of a “change in control” under 11 CSR 45-10.040(12) upon the terms and conditions set forth in this Agreement without the automatic nullification of the existing Class B License held by the Company under the Gaming Laws that would occur absent such approval.

“Post-Closing Period” means any taxable period (including the portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (including the portion of a Straddle Period) ending on or before the Closing Date.

“Progressive Liabilities” means the sum of (a) the face amounts of the progressive slot machine meters with an in house progressive jackpot feature (if such slot machines are not removed by the vendor at or before the Closing) and (b) the face amounts of the meters for the table games with an in house progressive jackpot feature.

“Real Property” means the real property described on Section 7.6(a) of the Company Disclosure Letter attached hereto, in each case together with the buildings located thereon and the barge located thereon, and all associated parking areas, Fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the (“Improvements”)); all references hereinafter made to the Real Property shall be deemed to include all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Real Property or otherwise appertaining to or benefitting the Real Property and/or the Improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Real Property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical or other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property.

“Rebranding Plan” means the plan for removing all Harrah’s Branded Paraphernalia from the operations of the Company as agreed upon between the parties and set forth on Schedule A attached hereto and incorporated herein.

“Reserved Employees” means the employees of the Casino that are listed in Section 14.1(e) of the Company Disclosure Letter.

“Rewards Information” means the portion of the Customer Database that includes the total points accrued at the Casino by customers listed on the Customer List under the Total Rewards Program to the extent that Parent can obtain such information using its commercially reasonable efforts, and subject to receipt of consent from each customer to the transfer of such information to the extent required by the Total Rewards Program or applicable Law.

“Room Revenues” means all revenues from the rental of guest rooms at the Casino, together with any sales or other taxes thereon.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“System Mark” means service marks, trademarks, trade names, fictitious business names, slogans, color arrangements, designs, logos, Internet domain names and other similar indicia of source or origin now or hereafter used or owned by the Company or any of its Affiliates that is not used exclusively in the Business.

“Target Net Working Capital” means $1,500,000.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, live entertainment, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Title Commitment” means that certain title commitment number NCS-539000-3-MPLS issued by First American Title Insurance Company, with an effective date of March 14, 2012.

“Title Insurer” means the title company, if any, selected by Buyer to issue the Endorsement, if applicable.

“Title Policy” means that certain policy of title insurance issued by the Chicago Title Insurance Company, dated February 6, 2008, for the benefit of the Company with respect to the Real Property.

“Total Rewards Program” means the Total Rewards® player loyalty program of Parent and its Affiliates.

“Tray Ledger” means any accounts receivable of registered hotel guests who have not checked out and who are occupying hotel rooms at the Casino on the evening of the Closing Date, including the related Room Revenues.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

(b) The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
AAA	Section 12.5(b)
Additional Amount	Section 11.2(c)
Additional Exceptions	Section 13.2(a)
Adjustment Date	Section 3.1
Agreement	Preamble
Assignment and Assumption Agreement	Section 5.2(b)
Assignment of Equity Interests	Section 5.2(g)
Assumed Liabilities	Section 2.1
Auditor	Section 3.3
Bill of Sale and Assignment	Section 5.2(a)
Buyer	Preamble
Buyer Benefit Plans	Section 9.4(d)
Buyer Disclosure Letter	Article VIII
Buyer Indemnified Parties	Section 12.2(a)
Buyer Indemnified Party	Section 12.2(a)
Buyer Permits	Section 8.6
Buyer Related Parties	Section 8.5
Buyers’ 125 Plan	Section 9.4(g)
Buyer’s 401(k) Plan	Section 9.4(f)
Buyer’s Medical Plans	Section 9.4(e)
Cap	Section 12.6(a)
CEOC	Preamble
Chips and Tokens	Section 2.1(i)
CLC	Section 7.7(a)
Closing	Section 5.1
Closing Date	Section 5.1
Closing Payment	Section 3.1
Commitment Letter	Section 8.4
Company	Preamble
Company’s 125 Plan	Section 9.4(g)
Company 401(k) Plan	Section 9.4(f)
Company Benefit Plans	Section 7.13(a)
Company Disclosure Letter	Article VII
Company Permits	Section 7.11(a)
Customer Deposits	Section 4.4(c)
Damages	Section 12.2(a)
Deductible	Section 12.6(a)
Defect Notice	Section 13.2(a)
Deposit	Section 3.2
Deposit Escrow Agreement	Section 3.2

Terms	Cross Reference in Agreement
Designated Buyer Representative	Section 9.2(a)
Determination Date	Section 4.3(c)
DOL	Section 7.13(c)
Effective Date	Preamble
Endorsement	Section 13.1
Environmental Authorizations	Section 7.10
Equity Interests	Recitals
ERISA	Section 7.13(a)
Escrow Agent	Section 3.2
Estimated Closing Payment	Section 4.1
Estimated Closing Statement	Section 4.1
Estimated Operations Payment	Section 4.2
Estimated Operations Statement	Section 4.2
Excluded Assets	Section 1.2
Excluded Liabilities	Section 2.2
Extension Deposit	Section 3.2
FCC Approvals	Section 9.14(a)
Final Closing Payment	Section 4.3(a)
Final Closing Statement	Section 4.3(a)
Final Operations Payment	Section 4.3(b)
Final Operations Statement	Section 4.3(b)
Final Statements	Section 4.3(c)
Financial Information	Section 7.3
Fundamental Representations	Section 12.1(b)
Governmental Approvals	Section 9.6(a)
Governmental Entity	Section 6.2(c)
Group Tax Returns	Section 12.9(b)(i)
HMHO	Preamble
HSR Act	Section 6.2(c)
Improvements	Section 14.1(a)
Indemnified Parties	Section 12.3
Indemnified Party	Section 12.3
Indemnifying Parties	Section 12.3
Indemnifying Party	Section 12.3
Inspection	Section 9.5(a)
Insurance Policies	Section 7.20
Inventoried Vehicles	Section 9.11(e)
Labor Agreement	Section 7.12(b)
Make-Whole Amount	Section 11.2(d)
Monetary Defects	Section 13.2(c)
Multiemployer Plan	Section 7.13(c)
Multiple Employer Plan	Section 7.13(c)
New Sale Agreement	Section 11.2(d)

Terms	Cross Reference in Agreement
Non-Assignable Excluded Asset	Section 1.4(c)
Non-Monetary Defect	Section 13.2(a)
Notice	Section 12.3
Notice Period	Section 13.2(a)
Objection Notice	Section 12.5(a)
Ordinary Course of Business	Section 14.1
Other Transferred Registered IP	Section 7.7(a)
Outside Date	Section 5.1
Owned Real Property	Section 7.6(a)
Payoff Letter	Section 9.20
PMHN	Preamble
Pre-Closing Separate Tax Returns	Section 12.9
Property Employees	Section 7.13(a)
Purchase Price	Section 3.1
Purchase Price Allocation	Section 3.3
Purchased Assets	Section 1.1
Reimbursement Accounts	Section 9.4(g)
Removal Period	Section 1.5
Representatives	Section 9.3
Required Capital Expenditures	Section 9.1(p)
Required Governmental Consents	Section 10.2(d)
Restricted Area	Section 9.19
Seller Indemnified Parties	Section 12.2(b)
Seller Indemnified Party	Section 12.2(b)
Sellers	Preamble
Sellers Disclosure Letter	Article VI
Straddle Period	Section 12.9(b)(ii)
Survey	Section 13.4
Survival Period	Section 12.1(b)
Tax Claim	Section 12.9(c)(ii)
Third Party	Section 9.3
Third Party Claim	Section 12.4(a)
Third Party Purchaser	Section 11.2(d)
Trademark Assignment Agreement	Section 5.2(f)
Transfer Taxes	Section 9.9(a)
Transferred Employees	Section 9.4(a)
Transferred Intellectual Property	Section 1.1(h)
Transferred Marks and Domain Names	Section 7.7(a)
Transition Plan	Section 9.11(g)
Transition Functions	Section 9.11(g)
UCC Search	Section 13.1

Section 14.2 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Missouri, applicable to contracts executed in and to be performed entirely within the State of Missouri, without regard to the conflicts of laws principles thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States Eastern District Court for the District of Missouri, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court, and (v) to the extent such party is not otherwise subject to service of process in the State of Missouri, appoints Corporation Service Company as such party’s agent in the State of Missouri for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2(C).

Section 14.3 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	if to Buyer, to

Penn National Gaming, Inc.

825 Berkshire Boulevard

Suite 200

Wyomissing, Pennsylvania 19610

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Daniel A. Neff

Facsimile: (212) 403-2000

(b)	if to Parent, Sellers, or the Company (prior to the Closing), to

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

with a copy to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, California 92626

Attention: Charles K. Ruck and Michael A. Treska

Facsimile: (714) 755-8290

Section 14.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Buyer, Sellers and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

Section 14.5 Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect after the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the Company Disclosure Letter, neither Sellers, the Company, nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 14.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 14.7 Assignment. Without the prior written consent of the other party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger, consolidation or a change of control) or otherwise; provided, however, Buyer may assign any of its rights in whole or in part to one or more of Buyer’s direct or indirect wholly owned Subsidiaries; provided, further that no such assignment shall relieve Buyer of any of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 14.8 Parties of Interest. Except as set forth in ARTICLE XII hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.9 Counterparts. This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 14.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 14.11 Amendment. This Agreement may be amended by Buyer and Sellers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Sellers.

Section 14.12 Extension; Waiver. At any time prior to the Closing, Buyer, Sellers and the Company by action taken or authorized by their respective boards of directors may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 14.13 Time of Essence. Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER

Penn National Gaming, Inc., a Pennsylvania corporation

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Its:	VP/Secretary/Treasurer

THE COMPANY

Harrah’s Maryland Heights, LLC, a Delaware limited liability company

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	Authorized Representative

PARENT

Caesars Entertainment Corporation, a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	EVP and Chief Financial Officer

SELLERS

Caesars Entertainment Operating Company, Inc., a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	EVP and Chief Financial Officer

Harrah’s Maryland Heights Operating Co., a Nevada corporation

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	SVP and Treasurer

Players Maryland Heights Nevada, LLC, a Nevada limited liability company
By: Players Holding, LLC, Member
By: Players International, LLC, Member
By: Caesars Entertainment Operating Company, Inc., Member

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	EVP and Chief Financial Officer

Signature Page to Equity Interest Purchase Agreement

EXHIBIT A

FORM OF BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (this “Bill of Sale”) is made as of [—], 2012, by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), Harrah’s Maryland Heights Operating Company, a Nevada corporation (“HMHO”), Players Maryland Heights Nevada, LLC, a Nevada limited liability company (“PMHN”, together with CEOC and HMHO, “Sellers”), and Harrah’s Maryland Heights, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, pursuant to that certain Equity Interest Purchase Agreement, dated May 7, 2012, by and among Penn National Gaming, Inc., a Pennsylvania corporation (“Buyer”), Caesars Entertainment Corporation, a Delaware corporation, Sellers and the Company (the “Purchase Agreement”), Sellers have agreed to sell to Buyer all of Sellers’ right, title and interest in and to the issued and outstanding Equity Interests on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Purchase Agreement provides that, immediately prior to the Closing, the Company shall assign to Sellers (or their designee), and Sellers (or their designee) shall obtain from the Company, all right, title and interest in and to the Excluded Assets; and

WHEREAS, the execution and delivery of this Bill of Sale is required by Section 5.2(a) of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Bill of Sale hereby agree as follows:

1.	Definitions. Each capitalized term used but not defined in this Bill of Sale shall have the meaning ascribed to it in the Purchase Agreement.

2.	Transfer of Assets. Effective as of immediately prior to the Closing, but conditioned upon consummation of the Closing, on the terms and subject to the conditions of the Purchase Agreement, the Company hereby transfers, conveys, assigns and delivers to CEOC, and CEOC hereby accepts from the Company, all of the Company’s right, title and interest in and to the Excluded Assets.

3.	Governance. This Bill of Sale is intended to evidence the conveyance, transfer, assignment and delivery to CEOC of the Excluded Assets effective as of immediately prior to the Closing (but conditioned upon consummation of the Closing).

4.	Counterparts. This Bill of Sale may be executed and delivered in two or more counterparts via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

5.	Successors and Assigns. This Bill of Sale shall bind and inure to the benefit of the respective parties and their successors and assigns. This Bill of Sale is for the sole benefit of the parties hereto and their successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors or assigns, any legal or equitable rights hereunder.

6.	Entire Understanding; Amendments. This Bill of Sale, the Purchase Agreement and the Ancillary Agreements, together with the exhibits and schedules thereto, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof. Nothing in this Bill of Sale shall be construed to be a modification of, or limitation on, any provision of the Purchase Agreement, including the representations, warranties and agreements set forth therein. In the event of a conflict between this Bill of Sale and the Purchase Agreement, the parties hereto agree that the Purchase Agreement shall control. Nothing in this Bill of Sale shall be construed as creating any third party beneficiary rights in any Person. This Bill of Sale shall not be amended or modified except in a written document signed by all parties hereto.

7.	Governing Law. This Bill of Sale (and any claim or controversy arising out of or relating to this Bill of Sale) shall be governed by and construed in accordance with the Laws of the State of Missouri without regard to conflicts of laws principles thereof.

8.	Section Headings; References. Section headings in this Bill of Sale are for convenience of reference only, and shall neither constitute a part of this Bill of Sale nor affect its interpretation. All words in this Bill of Sale shall be construed to be of such number and gender as the context requires or permits.

9.	Severability. If any term or other provision of this Bill of Sale is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Bill of Sale shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Bill of Sale is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Bill of Sale and the Purchase Agreement are fulfilled to the greatest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Assignment on the date first written above.

THE COMPANY

Harrah’s Maryland Heights, LLC, a Delaware limited liability company

By:
Name:
Its:

SELLERS

Caesars Entertainment Operating Company, Inc., a Delaware corporation

By:
Name:
Its:

Harrah’s Maryland Heights Operating Company, a Nevada corporation

By:
Name:
Its:

Players Maryland Heights Nevada, LLC,
a Nevada limited liability company
By:	Players Holding, LLC, Member
	By:	Players International, LLC, Member
		By:	Caesars Entertainment Operating Company, Inc., Member

By:
Name:
Its:

[Signature Page to Bill of Sale and Assignment]

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is made as of [—], 2012, by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), Harrah’s Maryland Heights Operating Company, a Nevada corporation (“HMHO”), Players Maryland Heights Nevada, LLC, a Nevada limited liability company (“PMHN”, together with CEOC and HMHO, “Sellers”), and Harrah’s Maryland Heights, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, pursuant to that certain Equity Interest Purchase Agreement, dated May 7, 2012, by and among Penn National Gaming, Inc., a Pennsylvania corporation (“Buyer”), Caesars Entertainment Corporation, a Delaware corporation, Sellers and the Company (the “Purchase Agreement”), Sellers have agreed to sell to Buyer all of Sellers’ right, title and interest in and to the issued and outstanding Equity Interests on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Purchase Agreement provides that immediately prior to the Closing, the Company shall assign to Sellers (or their designee), and Sellers (or their designee) shall assume and be responsible for the Excluded Liabilities; and

WHEREAS, the execution and delivery of this Assignment is required by Section 5.2(b) of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Assignment hereby agree as follows:

1.	Definitions. Each capitalized term used but not defined in this Assignment shall have the meaning ascribed to it in the Purchase Agreement.

2.	Assignment and Assumption. Effective as of immediately prior to the Closing, but conditioned upon consummation of the Closing, on the terms and subject to the conditions of the Purchase Agreement, the Company hereby transfers, conveys, assigns and delivers to CEOC all of its rights, title and interest in and to the Excluded Contracts and the Excluded Liabilities and CEOC hereby assumes and accepts responsibility for the Excluded Contracts and Excluded Liabilities. CEOC hereby agrees to discharge upon the terms and subject to the conditions set forth in the Purchase Agreement the Excluded Liabilities.

3.	Further Assurances. In furtherance of the foregoing, from time to time after the Closing, the parties hereto agree to do such things and promptly execute, acknowledge, and deliver any such further assurances, documents and instruments of transfer or assignment, in each case that the other party may reasonably request for the purpose of carrying out the intent of this Assignment.

4.	Governance. This Assignment is intended to evidence the assignment to and assumption by CEOC of the Excluded Contracts and the Excluded Liabilities effective as of immediately prior to the Closing (but conditioned upon consummation of the Closing).

5.	Counterparts. This Assignment may be executed and delivered in two or more counterparts via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

6.	Successors and Assigns. This Assignment shall bind and inure to the benefit of the respective parties and their successors and assigns. This Assignment is for the sole benefit of the parties hereto and their successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors or assigns, any legal or equitable rights hereunder.

7.	Entire Understanding; Amendments. This Assignment, the Purchase Agreement and the Ancillary Agreements, together with the exhibits and schedules thereto, state the entire understanding between the parties with respect to the subject matter hereof and supersede all prior oral and written communications and agreements with respect to the subject matter hereof. Nothing in this Assignment shall be construed to be a modification of, or limitation on, any provision of the Purchase Agreement, including the representations, warranties and agreements set forth therein. In the event of a conflict between this Assignment and the Purchase Agreement, the parties agree that the Purchase Agreement shall control. This Assignment shall not be amended or modified except in a written document signed by all parties hereto.

8.	Governing Law; Jurisdiction. This Assignment (and any claim or controversy arising out of or relating to this Assignment) shall be governed by and construed in accordance with the domestic Laws of the State of Missouri without regard to conflicts of laws principles thereof.

9.	Section Headings; References. Section headings in this Assignment are for convenience of reference only, and shall neither constitute a part of this Assignment nor affect its interpretation. All words in this Assignment shall be construed to be of such number and gender as the context requires or permits.

10.	Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Assignment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Assignment and the Purchase Agreement are fulfilled to the greatest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement on the date first written above.

THE COMPANY

Harrah’s Maryland Heights, LLC, a Delaware limited liability company

By:
Name:
Its:

SELLERS

Caesars Entertainment Operating Company, Inc., a Delaware corporation

By:
Name:
Its:

Harrah’s Maryland Heights Operating Company, a Nevada corporation

By:
Name:
Its:

Players Maryland Heights Nevada, LLC,
a Nevada limited liability company
By:	Players Holding, LLC, Member
	By:	Players International, LLC, Member
		By:	Caesars Entertainment Operating Company, Inc., Member

By:
Name:
Its:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT C

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (the “Assignment”) is made and entered into as of [•], 2012, by and between Caesars License Company, LLC, a Nevada limited liability company (“Assignor”), an indirect wholly-owned subsidiary of Caesars Entertainment Corporation, and Harrah’s Maryland Heights, LLC, a Delaware limited liability company (“Assignee”). Defined terms not specifically defined herein shall have the meanings ascribed to them in the Equity Interest Purchase Agreement, dated as of May 7, 2012 (the “Purchase Agreement”), by and among Assignee, Penn National Gaming, Inc., a Pennsylvania corporation, and certain of Assignor’s affiliates (“Sellers”), namely Caesars Entertainment Corporation, a Delaware corporation, Caesars Entertainment Operating Company, Inc., a Delaware corporation, Harrah’s Maryland Heights Operating Company, a Nevada corporation, and Players Maryland Heights Nevada, LLC, a Nevada limited liability company.

WHEREAS, pursuant to the Purchase Agreement, Sellers have agreed to assign or cause to be assigned to Assignee (or its designee) certain trademarks as listed on Exhibit A to this Assignment (the “Trademarks”);

WHEREAS, to effect the transfer of the Trademarks as contemplated in the Purchase Agreement, Assignor and Assignee desire to enter into this Assignment; and

WHEREAS, the execution and delivery of this Assignment is required by Section 5.2(j) of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Each capitalized term used but not defined in this Assignment shall have the meaning ascribed to it in the Purchase Agreement.

2. Assignment. Assignor does hereby sell, assign, transfer, convey and deliver to Assignee (or its designee), and Assignee does hereby accept, all of Assignor’s right, title, and interest in and to the Trademarks and any registrations or applications for registration related thereto, and all common law rights and goodwill associated therewith, together with all rights to sue for past, present or future infringement or other violation and to collect all past, present and future damages related thereto. Assignor further waives all claims it has to the Trademarks and agrees to cease all use of the Trademarks, as domain names, trade names, trademarks or service marks or otherwise, as of the Closing. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks in the United States Patent and Trademark Office and the corresponding entities or agencies in any applicable state, to record Assignee as the assignee and owner of the Trademarks and to deliver to Assignee, and to Assignee’s attorneys, agents, successors or assigns, all official documents and communications as may be warranted by this Assignment.

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3. Conflicts. Notwithstanding any other provisions of this Assignment to the contrary, Assignee acknowledges and agrees that the representations, warranties, covenants, agreements, conditions, indemnities, rights and remedies contained in the Purchase Agreement shall not be superseded, modified, replaced, amended, changed, rescinded, or in any way affected hereby. This Assignment is subject to and controlled by the terms of the Purchase Agreement, and in the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Actions. Assignor covenants and agrees, at the expense of Assignee, to execute and deliver, at the request of Assignee (or its designee), such further instruments of transfer and assignment and to take such other actions as reasonably requested by Assignee (or its designee) to more effectively consummate the assignments contemplated by this Assignment.

5. Successors and Assigns. This Assignment shall bind and inure to the benefit of the respective parties hereto and their successors and assigns. This Assignment is for the sole benefit of the parties hereto and their successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors or assigns, any legal or equitable rights hereunder.

6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Missouri and the federal laws of the United States of America, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Assignor:

Caesars License Company

c/o Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Facsimile No.: (714) 755-8290

Attn: Charles K. Ruck and Michael A. Treska

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If to Assignee:

Harrah’s Maryland Heights, LLC

c/o Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Daniel A. Neff

Facsimile: (212) 403-2000

Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first business day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third business day following the day on which such notice or communication was mailed.

8. Amendment. Any term of this Assignment may be amended, modified, rescinded, canceled or waived, in whole or in part, only by a written instrument signed by each of the parties’ authorized representatives or their respective permitted successors and assigns. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and assigns.

9. Counterparts. This Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

10. Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Assignment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties

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as closely as possible in an acceptable manner to the end that the transactions contemplated by this Assignment and the Purchase Agreement are fulfilled to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the date first written above.

ASSIGNOR
Caesars License Company, LLC, a Nevada limited liability company
By: Caesars Entertainment Operating Company, Inc., its sole member

By:
Name:
Its:
ASSIGNEE
Harrah’s Maryland Heights, LLC, a Delaware limited liability company

By:
Name:
Its:

[Signature Page to Trademark Assignment]

Exhibit A

Assigned Trademarks

U.S. Federal Registrations

Mark	Reg. No.	Reg. Date
Eat Up Buffet	3455130	06/24/2008
Money in the Tank	3604172	04/07/2009
Tuesday Night Supper Club	3351322	12/11/2007

Missouri State Registrations

Mark	Reg. No.	Reg. Date
Grill 21	S017614	01/13/2004
iBonus	S017208	01/24/2006

Common Law

Club Aroma

Phat Tai

EXHIBIT D

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of May 7, 2012 (the “Effective Date”), by and among Penn National Gaming, Inc., a Pennsylvania corporation (“Buyer”), Caesars Entertainment Corporation, a Delaware corporation (“Parent”, and together with Buyer, sometimes referred to individually as “Party” or collectively as the “Parties”) and Deutsche Bank National Trust Company (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement (defined below).

WHEREAS, pursuant to the Equity Interest Purchase Agreement (the “Purchase Agreement”), dated as of May 7, 2012, by and among Buyer, Parent, Caesars Entertainment Operating Company, Inc., a Delaware corporation, Harrah’s Maryland Heights Operating Co., a Nevada corporation, Players Maryland Heights Nevada, LLC, a Nevada limited liability company, and Harrah’s Maryland Heights, LLC, a Delaware limited liability company (the “Company”), Buyer will purchase all of the issued and outstanding membership interests of the Company, subject to the terms and conditions set forth therein; and

WHEREAS, the Parties have agreed to deposit into escrow certain funds to be subject to the terms and conditions set forth this Agreement and the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Appointment of Escrow Agent. Parent and Buyer hereby appoint Deutsche Bank National Trust Company as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

Section 2. Deposit into the Escrow Property. Buyer, simultaneously with the execution and delivery of this Agreement, has caused to be deposited with the Escrow Agent the sum of nine million one-hundred fifty thousand dollars ($9,150,000) in immediately available funds (the “Escrow Deposit”); provided, that, if the Outside Date is extended in two-month increments pursuant to Section 5.1 of the Purchase Agreement, then pursuant to Section 3.2 of the Purchase Agreement, Buyer shall deposit an additional nine million one-hundred fifty thousand dollars ($9,150,000) (each, an “Extension Deposit”); provided, however, in certain circumstances described in Section 5.1(b)(iii) of the Purchase Agreement, Buyer shall deposit twenty-three million three-hundred sixty-three thousand dollars ($23,363,000) (each, an “Increased Extention Deposit”, the Increased Extension Deposit or Extenstion Deposit, as applicable, together with the Escrow Deposit, the “Escrow Funds”), in each case within three (3) business days of each such two-month extension of the Outside Date with the Escrow Agent, which Escrow Funds shall be held by the Escrow Agent upon the terms and conditions hereinafter set forth. The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively, the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Property”. The Escrow Agent shall have no duty to solicit the Escrow Property.

Section 3. Investment of the Escrow Property. The Escrow Agent shall follow the joint written instructions signed by an Authorized Person of the Parties to this Agreement (each a “Joint Instruction”) concerning any investment or reinvestment from time to time of the Escrow Property; provided, that, in the absence of a Joint Instruction, the Escrow Property shall remain uninvested. The Escrow Agent shall invest and reinvest the Escrow Property, upon the joint written instructions received

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from the Parties to this Agreement, in any combination of the following: (a) Money Market Mutual Funds registered under the Investment Act of 1940; and (b) time deposits. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

The Escrow Agent shall have no obligation to invest or reinvest the Escrow Property if deposited with the Escrow Agent after 11:00 a.m. (E.D.T.) on such day of deposit. Instructions received after 11:00 a.m. (E.D.T.) will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to Section 4 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

Section 4. Distribution of Escrow Property.

(a) The Escrow Agent shall hold the Escrow Property in its possession until instructed hereunder to deliver the Escrow Property or any specified portion thereof in accordance with a Joint Instruction. If the Escrow Property is disbursed in accordance with a court order, the Parties shall jointly represent to the Escrow Agent that such court order is final and non-appealable.

(b) At the Closing, the Escrow Property shall be credited against the Purchase Price and the Parties shall instruct the Escrow Agent to promptly release and distribute the Escrow Property to Parent (or its designee);

(c) Upon the termination of the Purchase Agreement, if the Purchase Agreement is terminated pursuant to Section 11.1(e) and (g) thereof, the Escrow Property shall be distributed to Buyer; provided, however, if the Purchase Agreement is terminated for any reason other than pursuant to Section 11.1(e) and (g) thereof, the Escrow Property shall be distributed to Parent (or its designee).

Section 5. Termination. This Escrow Agreement shall terminate upon the distribution of all Escrow Property from the account established hereunder. The provisions of Sections 6, 8 and 9 shall survive the termination of this Escrow Agreement and the earlier resignation or removal of the Escrow Agent.

Section 6. Compensation of Escrow Agent. The Escrow Agent shall be entitled to a payment from Buyer of $2,500 for performance of its duties and responsibilities under this Agreement, as more fully set forth in the fee agreement attached as Exhibit “A” hereto, and said sum will be paid simultaneously with the execution and delivery of this Agreement. Parent and Buyer shall reimburse the Escrow Agent on demand for all customary fees and expenses and costs resulting from loss, liability, damage, disbursements, advances or expenses paid or incurred by it, which are paid or incurred after the Effective Date and directly in the administration of its duties hereunder, including, but not limited to, counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges (collectively, “Costs”); provided, that, if Escrow Agent is aware that the Costs in the aggregate will exceed the sum of $10,000, that Escrow Agent will notify Parent and Buyer in writing of the nature and total of the anticipated aggregate Costs, provided, however, that failure to give such notice shall not absolve Parent or Buyer of any responsibility each has under this paragraph. At all times, the Escrow

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Agent will have a right of set off and first lien on the funds in the Escrow Property for payment of the Costs. The obligations contained in this Section 6 shall be joint and several obligations of Parent and Buyer, and shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent. If any Costs incurred by, or any obligations owed to, the Escrow Agent or any fees owed to its counsel hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Escrow Property for such purpose.

Section 7. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to Parent and Buyer. Parent and Buyer may jointly remove the Escrow Agent or any successor escrow agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent or successor escrow agent, as the case may be. Upon such notice, a successor escrow agent shall be appointed by Parent and Buyer, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If Parent and Buyer are unable to agree upon a successor escrow agent within thirty (30) days after a decision to remove the Escrow Agent or a resignation by the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The customary costs and expenses (including its attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid equally by Parent and Buyer. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Property, or hold any interest earned in respect of the Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Property as set forth in this Section 7, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement other than with respect to Sections 8 and 9 of this Agreement.

Section 8. Indemnification of Escrow Agent. Except as otherwise provided in Section 9(o), Parent and Buyer shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature (“Losses”), demanded, asserted or claimed against the Escrow Agent directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Escrow Agent’s fraud, gross negligence or willful misconduct. As soon as practicable after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties in writing. Nothing in this Section 8 shall constitute a waiver of any claim which Parent, on the one hand, or Buyer, on the other hand, may have against the other party for contributions arising from their joint obligation to hold the Escrow Agent harmless hereunder. The provisions of this Section 8 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

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Section 9. The Escrow Agent.

(a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Parties are a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Parties or an entity acting on their behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate, provided that the Escrow Agent acts in good faith and gives reasonable notice thereof to the Parties; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of fraud, gross negligence or willful misconduct on its part provided that such actions or ommissions are in good faith and consistent with the terms of this Agreement. In the absence of fraud, gross negligence or willful misconduct, in no event shall the Escrow Agent be liable under this Agreement (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from Parent and Buyer or any entity acting on behalf of the Parties, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians in the administration of the Escrow Agent’s duties hereunder, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays in the investment or reinvestment of the Escrow Property, or any loss of interest or income incident to any such delays, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

(d) Upon five (5) business day’s written notice to Parent and Buyer, the Escrow Agent may consult with legal counsel of its own choosing, at the expense of Parent and Buyer, as to any matter relating to this Escrow Agreement and the Escrow Agent shall not incur any liability for taking any action, that is consistent with its duties, obligations or responsibities hereunder, in good faith in accordance with any advice from such counsel.

(e) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

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(f) The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(g) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(i) At any time, the Escrow Agent may request an instruction in writing in English from Parent and Buyer and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least five (5) business days after Parent and Buyer receive the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

(j) When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by both Parent and Buyer by means of telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent fraud, willful misconduct or gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Parties or is not in the form Parent and Buyer sent or intended to send (whether due to fraud, distortion or otherwise). Parent and Buyer shall indemnify the Escrow Agent against any loss, liability, claim or customary expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.

(k) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, after providing notice to Parent and Buyer, in its reasonable discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by Parent and Buyer, which eliminates such ambiguity or uncertainty.

(l) In the event of any dispute between or conflicting claims among Parent and Buyer and any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its reasonable discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Parent or Buyer for failure or refusal to comply with

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such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its reasonable discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its reasonable discretion, necessary. The customary costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Parent and Buyer.

(m) The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

(n) The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Buyer shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Parent and Buyer will each provide the Escrow Agent with a properly completed Internal Revenue Service (“IRS”) form W-9 for tax identification number certification, or IRS form W-8 for foreign person certification. If such tax reporting documentation is not provided to the Escrow Agent, the Escrow Agent may be required to withhold a portion of any interest or other income earned on the investment of the Escrow Property. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(o) If requested by Parent or Buyer, the Escrow Agent shall provide to such party monthly statements identifying the holdings of Escrow Property.

Section 10. Miscellaneous. (a) This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and it shall stand as the final agreement unless all parties to this Agreement agree, in writing, to revise or supplement the terms of this Agreement.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the principles of conflict of laws.

(c) Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of California and of any Federal Court located in the in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

6

For internal use only

(d) All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next business day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to Buyer, to

Penn National Gaming, Inc.

825 Berkshire Boulevard

Suite 200

Wyomissing, Pennsylvania 19610

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Daniel A. Neff

Telephone: (212) 403-1000

Facsimile:   (212) 403-2000

If to Parent, to

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Fax: (702) 407-6418

with a copy to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, California 92626

Attention: Charles K. Ruck and Michael A. Treska

Fax: (714) 755-8290

If to the Escrow Agent, to:

Deutsche Bank National Trust Company

101 California Street, 47th Floor

San Francisco, CA 94111

Phone: (415) 617-2801

Facsimile: (415) 617-4280

Attention: Nicole DeSantis

E-Mail: nicole.desantis@db.com

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For internal use only

(e) The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f) This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 10(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(g) This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(h) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any document or instrument held by or delivered to it.

(i) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any property deposited hereunder.

(j) The Parties agree that, for income tax reporting purposes, (i) all interest and other income from investment of the Escrow Property for any tax period (whether or not such amounts have been disbursed during such tax period) shall be reported as having been earned by Buyer and (ii) until such time that all remaining amounts of the Escrow Property have been distributed in accordance with this Agreement, Buyer shall be deemed to be the owner of such Escrow Property. The Escrow Agent shall file any required IRS Form 1099 (and any other forms required by applicable law with respect to the Escrow Property) showing the Escrow Agent as the “payor” and Buyer as the “payee,” and shall provide Buyer with a copy of such IRS Form 1099 (or such other forms) on or before the date on which such IRS Form 1099 (or such other form) must be provided to the “payee” under applicable law. It is understood that the Escrow Agent shall be responsible for income tax reporting only with respect to income earned on the Escrow Property and will not be responsible for any other tax reporting.

(k) This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(l) The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(m) Parent and Buyer hereby represent and warrant (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by Parent and Buyer does not and will not violate any applicable law or regulation.

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(n) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(o) No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Bankers Trust Company”, “Deutsche Bank National Trust Company or “Deutsche Bank AG” or any of their respective affiliates by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

(p) For purposes of this Agreement, “business day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of San Francisco.

(q) For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Parties designated on Scheduled I attached hereto and made a part hereof (each such representative, an “Authorized Person”) which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

(r) USA PATRIOT Act Section 326 Customer Identification Program. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Escrow Agent such information as it may request, from time to time, in order for the Escrow Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

9

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PENN NATIONAL GAMING, INC. as Buyer

By
Name:
Title:

CAESARS ENTERTAINMENT CORPORATION as Parent

By
Name:
Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY as Escrow Agent

By
Name:
Title:

By
Name:
Title:

Signature Page to Escrow Agreement

10

For internal use only

Schedule I

Authorized Representatives

Name	Title	Specimen Signature

Robert S. Ippolito	Vice President, Secretary & Treasurer

Jonathan S. Halkyard	Executive Vice President and Chief Financial Officer

Eric Hession	Senior Vice President of Finance and Treasurer

For internal use only

EXHIBIT E

FORM OF CUSTOMER LIST

Name	Last, first, middle initial, prefix and suffix
Customer Number	Caesars will mask the number
Social Security Number
Home Address	Street address, city, state, zip+4, country
Business Address	Street address, city, state, zip+4, country
Home Phone #
Business Phone #
Date of Birth:
Email Address Date Customer Established:
Preferences (e.g.: football, rodeo, country music):	Interest Codes – many for one guest.

Number of Cards Issued Card Issue 100YR Date Type of player (e.g.: cash, credit, suspended):
Nickname:
Sex:

Last Play Date:

Drivers License Number

Drivers License State
Drivers License Month of Expiration
Drivers License Year of Expiration
Secondary Form of ID

Employer Name
Employment Position
Mail Code (Home or Business)
Bad Address Flag
Do Not Call/Do Not Mail Code
Group Codes: Customer Number and Group Code
Group Name
Arrive 100YR Date
Depart 100YR Date
Credit: Customer Number
Current Limit
Current Limit Approved 100YR date
Current Limit Approver
Temporary Limit

Temporary Limit Approved 100YR date Temporary Limit Approver
Previous Limit
Previous Limit Approved 100YR date

Last transaction 100YR date/last credit activity

Current Checks Balance Current Returns Balance Current Safekeeping Balance
Current redeposit balance
Customer Write Off Balance

Detailed Transaction data to support outstanding markers

Casino Hosts:

Casino Host Contact For Customer
Casino Host Name

Game Code:

Game Code
Game Code Description
Game Type (P=Pit, S=Slot, O=Other)
Slot Denomination

Slot Ratings Detail	Only available for 45 days of history
Cust #
Date
Card in time
Card out time
Coin In:

Coin Out:

Theo Win:
Type of Machine:
Denom
Jackpot Amount Paid
Slot Machine #

Table Ratings Detail	Only available for 45 days of history
Cust #
Date
Length Of play
Game Played:	E.g. 21, CR, RO, etc.
Table Number:
Average Bet:
Chips In:
Cash In
Marker buy in
Total Buyin
Theo Win:
Actual Win:
Win/Loss:
Rater ID/Rated by

Slot History	This data is available in a Daily Summary record for agreed to date range beyond the 45 days of available detail ratings. To be provided in the daily summary format for the most recent 45 days in addition to the detail level

Customer	Will be one record per day per Slot Denom played

Date
Coin In
Time – LOP (minutes)
Denom
Game Code (S=Slots)
Theo
Win/Loss

Table History	This data is available in a Daily Summary record for agreed to date range beyond the 45 days of available detail ratings. To be provided in the daily summary format for the most recent 45 days in addition to the detail level.

Customer	Will be one record per day per game code played

Date
Buy In Cash
Buy In Marker
Average Bet
Game Code
Theo
Actual Win/Loss
Time – LOP (minutes)

Summary record for the last six months prior to close of the redeemed points/comps/value by category (Cash/Hotel/F&B, other) at a customer level in the format attached.

EXHIBIT F

FORM OF ASSIGNMENT OF EQUITY INTERESTS AGREEMENT

This Assignment of Equity Interests Agreement (this “Assignment Agreement”) is made as of [—], 2012, by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), Harrah’s Maryland Heights Operating Company, a Nevada corporation (“HMHO”), Players Maryland Heights Nevada, LLC, a Nevada limited liability company (“PMHN”, together with CEOC and HMHO, “Sellers”), and Penn National Gaming, Inc., a Pennsylvania corporation (“Buyer”).

WHEREAS, Sellers are the record and beneficial owners of all Equity Interests as set forth in the Purchase Agreement;

WHEREAS, pursuant to that certain Equity Interest Purchase Agreement, dated May 7, 2012, by and among Buyer, Caesars Entertainment Corporation, a Delaware corporation, Sellers and the Company (the “Purchase Agreement”), Sellers have agreed to sell to Buyer all of Sellers’ right, title and interest in and to the issued and outstanding Equity Interests on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Sellers desire to assign and Buyer desires to acquire, all rights, title and interest in and to the Equity Interests; and

WHEREAS, the execution and delivery of this Assignment Agreement is required by Section 5.2(k) of the Purchase Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Assignment hereby agree as follows:

1.	Definitions. Each capitalized term used but not defined in this Assignment shall have the meaning ascribed to it in the Purchase Agreement.

2.	Assignment. Each of the Sellers hereby, on the terms and subject to the conditions of the Purchase Agreement, sells, assigns, transfers, conveys and delivers to the Buyer, and the Buyer does hereby, on the terms and subject to the conditions of the Purchase Agreement, purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to the Equity Interests.

3.	Governance. This Assignment Agreement is intended to evidence the conveyance, transfer, assignment and delivery to Buyer of the Equity Interests effective as of the Closing.

4.	Counterparts. This Assignment Agreement may be executed and delivered in two or more counterparts via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

5.	Successors and Assigns. This Assignment Agreement shall bind and inure to the benefit of the respective parties and their successors and assigns. This Assignment Agreement is for the sole benefit of the parties hereto and their successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors or assigns, any legal or equitable rights hereunder.

6.	Entire Understanding; Amendments. This Assignment Agreement, the Purchase Agreement and the Ancillary Agreements, together with the exhibits and schedules thereto, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof. Nothing in this Assignment Agreement shall be construed to be a modification of, or limitation on, any provision of the Purchase Agreement, including the representations, warranties and agreements set forth therein. In the event of a conflict between this Assignment Agreement and the Purchase Agreement, the parties hereto agree that the Purchase Agreement shall control. Nothing in this Assignment Agreement shall be construed as creating any third party beneficiary rights in any Person. This Assignment Agreement shall not be amended or modified except in a written document signed by all parties hereto.

7.	Governing Law; Jurisdiction. This Assignment Agreement (and any claim or controversy arising out of or relating to this Assignment) shall be governed by and construed in accordance with the domestic Laws of the State of Missouri without giving effect to conflicts of laws principles thereof.

8.	Section Headings; References. Section headings in this Assignment Agreement are for convenience of reference only, and shall neither constitute a part of this Assignment Agreement nor affect its interpretation. All words in this Assignment Agreement shall be construed to be of such number and gender as the context requires or permits.

9.	Severability. If any term or other provision of this Assignment Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Assignment Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Assignment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Assignment Agreement and the Purchase Agreement are fulfilled to the greatest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Equity Interests Agreement on the date first written above.

SELLERS

Caesars Entertainment Operating Company, Inc., a Delaware corporation

By:
Name:
Its:
Harrah’s Maryland Heights Operating Company, a Nevada corporation

By:
Name:
Its:

Players Maryland Heights Nevada, LLC,
a Nevada limited liability company
By:	Players Holding, LLC, Member
	By:	Players International, LLC, Member
		By:	Caesars Entertainment Operating Company, Inc., Member

By:
Name:
Its:

BUYER
Penn National Gaming, Inc., a Pennsylvania corporation

By:
Name:
Its:

[Signature Page to the Assignment of Equity Interests Agreement]